UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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Applied Materials, Inc.

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APPLIED MATERIALS®

2016

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

Gary E. Dickerson PRESIDENT AND CHIEF EXECUTIVE OFFICER

January 27, 2016

Dear Fellow Stockholders:

We invite you to attend Applied Materials’ 2016 Annual Meeting of Stockholders, which will be held on Thursday, March 10, 2016 at 11:00 a.m. Pacific Time at our corporate offices at 3050 Bowers Avenue, Building 1, Santa Clara, California 95054.

The attached Notice of 2016 Annual Meeting of Stockholders and Proxy Statement describe the business to be conducted at the Annual Meeting. We have also made available a copy of our 2015 Annual Report on Form 10-K with the Proxy Statement.

Your vote is very important to us, and voting your proxy will ensure your representation at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, we urge you to vote as soon as possible and submit your proxy via the Internet or by telephone, or if you requested to receive printed proxy materials, by signing, dating and returning your proxy card.

Thank you for your attention to these important matters and for your continued support of Applied Materials.

Sincerely,

Gary E. Dickerson

President and Chief Executive Officer

3050 Bowers Avenue Santa Clara, California 95054 Phone: (408) 727-5555	Mailing Address: Applied Materials, Inc. 3050 Bowers Avenue P.O. Box 58039 Santa Clara, California 95052-8039

NOTICE OF

2016 ANNUAL MEETING OF STOCKHOLDERS

Thursday, March 10, 2016

at 11:00 a.m. Pacific Time

The 2016 Annual Meeting of Stockholders of Applied Materials, Inc. will be held on Thursday, March 10, 2016 at 11:00 a.m. Pacific Time at our corporate offices at 3050 Bowers Avenue, Building 1, Santa Clara, California 95054.

Items of Business

1.	To elect eleven directors to serve for a one-year term and until their successors have been elected and qualified.

2.	To approve, on an advisory basis, the compensation of our named executive officers.

3.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2016.

4.	To consider a stockholder proposal, if properly presented at the Annual Meeting.

5.	To transact any other business that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

Your vote is important. You may vote via the Internet or by telephone, or if you requested to receive printed proxy materials, by signing, dating and returning your proxy card. If you are voting via the Internet or by telephone, your vote must be received by 11:59 p.m. Eastern Time on Wednesday, March 9, 2016. For specific voting instructions, please refer to the information provided in the following Proxy Statement, together with your proxy card or the voting instructions you receive by e-mail or that are provided via the Internet.

If you received a Notice of Internet Availability of Proxy Materials on how to access the proxy materials via the Internet, a proxy card was not sent to you, and you may vote only by telephone or via the Internet. Shares cannot be voted by marking, writing on and returning the Notice of Internet Availability. Any Notices of Internet Availability that are returned will not be counted as votes. Instructions for requesting a paper copy of the proxy materials are set forth on the Notice of Internet Availability.

By Order of the Board of Directors

Thomas F. Larkins Corporate Secretary

Santa Clara, California

January 27, 2016

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on March 10, 2016: The Proxy Statement and Annual Report to Stockholders are available at www.proxyvote.com.

Reconciliation of non-GAAP adjusted financial measures used in the Compensation Discussion and Analysis section and elsewhere in this Proxy Statement, other than as part of disclosure of target levels, can be found in the Appendix.

2016 PROXY STATEMENT SUMMARY

2016 PROXY STATEMENT SUMMARY

Your proxy is being solicited on behalf of the Board of Directors of Applied Materials, Inc. We are making this Proxy Statement available to stockholders beginning on January 27, 2016. This summary highlights information contained elsewhere in this Proxy Statement. We encourage you to read the entire Proxy Statement for more information prior to voting.

Annual Meeting of Stockholders

● Date and Time:	March 10, 2016, 11:00 a.m. Pacific Time

● Location:	Applied Materials, Inc., 3050 Bowers Avenue, Building 1, Santa Clara, California 95054

● Record Date:	January 14, 2016

● Voting:	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.

● Attendance:	Stockholders and their duly appointed proxies may attend the meeting.

Proposals and Board Recommendations

Board Recommendation
Proposal1 Election of eleven directors	✓ FOR each Nominee
Proposal2 Approval, on an advisory basis, of the compensation of our named executive officers	✓ FOR
Proposal3 Ratification of the appointment of KPMG LLP for fiscal 2016	✓ FOR
Proposal4 Stockholder proposal	✗ AGAINST

Director Nominees

Name	Age	Director Since	Independent	Committees
Willem P. Roelandts, Chair	71	2004	X	Compensation
Xun (Eric) Chen	46	2015	X	Strategy
Aart J. de Geus	61	2007	X	Strategy (Chair), Investment
Gary E. Dickerson	58	2013
Stephen R. Forrest	65	2008	X	Strategy, Investment
Thomas J. Iannotti	59	2005	X	Compensation (Chair), Governance
Susan M. James	69	2009	X	Audit, Governance (Chair)
Alexander A. Karsner	48	2008	X	Compensation, Governance, Strategy
Adrianna C. Ma	42	2015	X	Audit
Dennis D. Powell	68	2007	X	Audit (Chair), Governance, Investment
Robert H. Swan	55	2009	X	Audit, Investment (Chair)

Audit	Audit Committee	Strategy	Strategy Committee
Governance	Corporate Governance and Nominating Committee	Investment	Investment Committee
Compensation	Human Resources and Compensation Committee

Key Qualifications and Expertise: Industry, Technology and Global Leadership Experience, Financial and Accounting Expertise, Global Business Experience, Research and Development Expertise, Operational and Strategic Experience, Government Policy, Mergers and Acquisitions and Capital Markets Experience, Risk Management, and Public Company Board Experience.

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Corporate Governance

We are committed to effective corporate governance, which strengthens Board and management accountability and promotes the long-term interests of our stockholders.

Recent Governance Changes

●	Appointed two new independent directors – Eric Chen and Adrianna Ma, each of whom brings unique and valuable background and perspectives to the overall composition of our Board. Dr. Chen is an accomplished chief executive officer with technological expertise and extensive experience in technology-enabled and related growth industries around the world. Ms. Ma has a broad financial perspective and a strong technical background, as well as experience in global growth investing, capital markets and mergers and acquisitions.

●	Adopted proxy access – A stockholder, or group of up to 20 stockholders, who has held 3% of our outstanding common stock for at least three years may nominate and include in our annual meeting proxy materials up to the greater of two director nominees or 20% of our Board.

●	Implemented stockholder right to call special meeting following extensive stockholder outreach – One or more stockholders owning at least 20% of our outstanding common stock may request a special meeting of stockholders.

Governance Highlights

✓ Independent Chairman of the Board	✓ Independent Board (10 of 11 Directors) and Committees
✓ Annual Election of Directors	✓ Majority Voting for Directors
✓ Annual Board and Committee Self Evaluations	✓ Robust Board Succession Planning
✓ Regular Executive Sessions of Independent Directors	✓ Stockholder Right to Call a Special Meeting
✓ Stockholder Proxy Access	✓ No Supermajority Vote Requirements
✓ Stock Ownership Guidelines for Directors and Executives	✓ Clawback Policy to Recoup Executive Compensation
✓ Active Stockholder Engagement Practices	✓ No Poison Pill (Stockholder Rights Plan)

ii     2016 Proxy Statement

2016 PROXY STATEMENT SUMMARY

2015 Performance Highlights

In fiscal 2015, Applied delivered another year of growth in orders, revenues and profitability, while making significant progress towards its strategy of driving profitable growth by targeting technology inflections and introducing new, differentiated enabling products and services to help our customers with their most critical technological challenges.

●   Grew revenues 6% year-over-year in fiscal 2015, delivered our highest operating profits in four years and optimized our organization and product portfolios to fuel our growth programs while controlling our operating expenses.

●   Released new product platforms to address growing opportunities in etch, atomic layer deposition and selective materials removal.

●   Delivered our highest annual revenue in the semiconductor equipment business in eight years, as major changes in device technology continued to expand our opportunities.

●   Grew orders by 5% to $10.1 billion.

●   Demonstrated strong momentum in our largest growth businesses – etch and selective materials removal revenues exceeded $1.1 billion, and generated our highest chemical vapor deposition revenues in four years.

●   Increased revenues in our Applied Global Services (“AGS”) business by 15%, representing an all-time record, with continued momentum in comprehensive service contracts as well as 200 millimeter equipment demand.

●   Grew revenues in our Display business by 27%, the third consecutive year of growth, reflecting the success of new products that are expanding our addressable market.

●   Deployed $1.8 billion of cash to pay dividends and repurchase 76 million shares, reducing our ending share count by 5% during fiscal 2015.

2015 Compensation Highlights

Our compensation policies and practices promote a performance-based culture and align our executives’ interests with those of our stockholders through a strong emphasis on at-risk compensation tied to the achievement of performance objectives and the creation of stockholder value. Our fiscal 2015 compensation program was designed to recognize, motivate and retain a unified senior management team in an extremely competitive marketplace and to ensure that executive pay appropriately reflects performance.

Key Compensation Decisions

●	Paid Bonuses Below Calculated Funding Multiplier. As a result of our strong non-GAAP adjusted earnings per share in fiscal 2015, our bonus pool was funded at a multiple of 1.14x target. Based on actual performance against fiscal 2015 corporate scorecard goals, however, we paid bonuses to our named executive officers (“NEOs”) at an average of 1.01x of target, below the funding multiplier, due in large part to total shareholder return (“TSR”) performance below targeted levels.

●	Returned to Equity-Based Compensation. After granting cash-based long-term incentive awards in fiscal 2014, we returned to an equity-based long-term incentive program for fiscal 2015, to further align the interests of our executive officers with those of our stockholders.

●	Decreased Long-Term Incentive Grant Levels. We decreased fiscal 2015 grant levels from 2014 levels for all our NEOs, except for an increase for a single NEO to reflect increased responsibilities. All fiscal 2015 long-term incentive awards continued to be 100% performance-based, with metrics consisting of adjusted operating profit margin and relative TSR.

Applied Materials, Inc.    iii

Total Direct Compensation

Annual total direct compensation, consisting of base salary, annual incentive bonus and annual long-term incentive award, for all of our NEOs who were executive officers during all of fiscal 2014 and fiscal 2015, was lower in fiscal 2015 than in fiscal 2014, except for a single NEO to reflect increased responsibilities.

Name and Principal Position	Year	Salary ($)	Annual Incentive Bonus ($)	Annual Long-Term Incentive Award ($)	Total ($)
Gary E. Dickerson President and Chief Executive Officer	2015 2014	995,385 980,000	2,090,000 2,165,273	10,818,374 12,740,000	13,903,759 15,885,273
Robert J. Halliday Senior Vice President, Chief Financial Officer	2015 2014	613,462 575,000	961,875 980,054	4,207,134 5,750,000	5,782,471 7,305,054
Thomas F. Larkins Senior Vice President, General Counsel and Corporate Secretary	2015 2014	480,000 480,000	476,520 550,610	2,103,581 2,160,000	3,060,101 3,190,610
Ali Salehpour Senior Vice President, General Manager, New Markets and Service Group	2015 2014	550,000 485,385	846,450 912,774	3,005,095 2,160,000	4,401,545 3,558,159

The table above summarizes annual total direct compensation for fiscal 2015 and fiscal 2014, consisting of (1) base salary, (2) annual incentive bonus and (3) annual long-term incentive award (the grant date fair value of stock awards or full amount of annual cash long-term incentive awards, not amounts actually received in the respective fiscal year). This table excludes amounts not considered to be annual total direct compensation that are required by the Securities and Exchange Commission (“SEC”) to be reported in the Summary Compensation Table (see page 32 of this Proxy Statement). Ginetto Addiego, Senior Vice President, Engineering and an NEO for fiscal 2015, joined Applied in March 2014 and was an employee for only a portion of fiscal 2014.

iv     2016 Proxy Statement

2016 PROXY STATEMENT SUMMARY

Pay Aligned with Performance

The following chart demonstrates the emphasis on performance-based compensation and the strong alignment between TSR and the annual total direct compensation paid to our Chief Executive Officer during the last five fiscal years.

(1)	Total direct compensation consists of annual base salary (annualized for Mr. Dickerson as of the end of fiscal 2013 for purposes of this chart only), annual incentive bonus, and annual long-term incentive award. Total direct compensation is based on the compensation of Mr. Dickerson for fiscal 2013, 2014 and 2015, and the compensation of our former CEO, Michael R. Splinter, for fiscal 2011 and 2012. Compensation shown above excludes amounts reported under the “All Other Compensation” column in the Summary Compensation Table.
(2)	Indexed TSR line illustrates the total shareholder return on our common stock during the period from October 30, 2011 through October 25, 2015, assuming $100 was invested at the end of fiscal 2011 and assuming reinvestment of dividends.

Applied Materials, Inc.    v

PROPOSAL 1—ELECTION OF DIRECTORS

PROXY STATEMENT

PROPOSAL 1—ELECTION OF DIRECTORS

Nominees

Applied’s Board of Directors is elected each year at the Annual Meeting of Stockholders. Applied currently has eleven directors. Upon the recommendation of the Corporate Governance and Nominating Committee, the Board has selected the eleven nominees listed below for election at the Annual Meeting, each of whom currently serves as a director of Applied. As of the date of this Proxy Statement, the Board is not aware of any nominee who is unable or will decline to serve as a director.

Each director elected at the Annual Meeting will serve until Applied’s 2017 Annual Meeting of Stockholders and until he or she is succeeded by another qualified director who has been elected, or, if earlier, until his or her death, resignation or removal.

If any nominee listed below becomes unable to stand for election at the Annual Meeting, the persons named as proxies may vote for any person designated by the Board to replace the nominee. Alternatively, the proxies may vote for the remaining nominees and leave a vacancy that the Board may fill later, or the Board may reduce the authorized number of directors. There is no family relationship among any of the nominees, directors or any of Applied’s executive officers.

✓	THE BOARD RECOMMENDS THAT YOU VOTE FOR EACH OF THE FOLLOWING DIRECTOR NOMINEES

Willem P. Roelandts Retired Chairman, President and Chief Executive Officer of Xilinx, Inc.

Director since 2004

Chairman of the Board

Independent

Committees: Human Resources and Compensation Committee

Key Qualifications and Expertise:

●  Executive leadership and management experience

●  Global business, industry and operational experience

●  Management development and understanding of global challenges and opportunities

●  Deep understanding of factors that drive success at companies driven by innovation, research and development

●  Public company board leadership

Willem P. Roelandts, 71, served as Chairman of the Board of Directors of Xilinx, Inc., a supplier of programmable logic solutions, from July 2003 to February 2009, and as a director from January 1996 to August 2009. Mr. Roelandts served as President and Chief Executive Officer of Xilinx from January 1996 to January 2008. Prior to joining Xilinx, Mr. Roelandts held various executive positions during a 29-year career at Hewlett-Packard Company, where he last served as Senior Vice President and General Manager of Computer Systems Organizations. Mr. Roelandts served as a member of the board of directors of Aruba Networks, Inc. from 2008 until its acquisition by Hewlett Packard Company in 2015.

Applied Materials, Inc.    1

Xun (Eric) Chen Chief Executive Officer of BaseBit Technologies, Inc.

Director since 2015

Independent

Committee:    Strategy Committee

Key Qualifications and Expertise:

●  Executive leadership and management experience

●  Semiconductor industry leadership

●  Global business, industry and operational experience in the technology and information sector

●  Mergers and acquisitions, capital markets

●  Public company board experience

Eric Chen, 46, is the founder and Chief Executive Officer of BaseBit Technologies, Inc., a technology company in Silicon Valley. From 2008 to 2015, Dr. Chen served as a managing director of Silver Lake, a leading private investment firm focused on technology-enabled and related growth industries. Prior to Silver Lake, Dr. Chen was a senior vice president and served on the executive committee of ASML Holding N.V. He joined ASML following its acquisition of Brion Technologies, Inc. in 2007, a company he co-founded in 2002 and served as Chief Executive Officer. Prior to Brion Technologies, Dr. Chen was a senior vice president at J.P. Morgan. He serves as a member of the board of directors of Qihoo 360 Technology Co. Ltd. and previously was on the board of directors of Varian Semiconductor Equipment Associates, Inc. (“Varian”) from 2004 until its acquisition by Applied in 2011.

Aart J. de Geus Chairman and Co-Chief Executive Officer of Synopsys, Inc.

Director since 2007

Independent

Committees: Strategy Committee (Chair),
Investment Committee

Key Qualifications and Expertise:

●  Executive leadership and management experience

●  Semiconductor industry leadership

●  Innovation, management development and understanding of global challenges and opportunities

●  Navigating a company from start-up through various stages of growth

●  Mergers and acquisitions

●  Public company board leadership

Aart J. de Geus, 61, is a co-founder of Synopsys, Inc., a provider of electronic design automation software and related services for semiconductor design companies, and currently serves as its Chairman of the Board of Directors and Co-Chief Executive Officer. Since 1986, Dr. de Geus has held various positions at Synopsys, including President, Senior Vice President of Engineering and Senior Vice President of Marketing, and has served as a member of its board of directors. From 1982 to 1986, Dr. de Geus was employed by the General Electric Company, a global infrastructure, finance and media company, where he was the Manager of the Advanced Computer-Aided Engineering Group.

Gary E. Dickerson President and Chief Executive Officer of Applied Materials, Inc.

Director since 2013

Key Qualifications and Expertise:

●  Executive leadership and management experience

●  Semiconductor industry leadership

●  Global business, industry and operational experience

●  Extensive engineering and technological leadership

●  Understanding of complex industry and global challenges

●  Expertise in driving innovation and product development

Gary E. Dickerson, 58, was named President of Applied in June 2012 and was appointed Chief Executive Offi-
cer and a member of the Board of Directors in September 2013. Before joining Applied, he served as Chief Executive Officer and a director of Varian, a supplier of semiconductor manufacturing equipment, from 2004 until its acquisition by Applied in November 2011. Prior to Varian, Mr. Dickerson served 18 years with KLA-Tencor Corporation, a supplier of process control and yield management solutions for the semiconductor and related industries, where he held a variety of operations and product development roles, including President and Chief Operating Officer. Mr. Dickerson started his semiconductor career in manufacturing and engineering management at General Motors’ Delco Electronics Division and AT&T Technologies.

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PROPOSAL 1—ELECTION OF DIRECTORS

Stephen R. Forrest Professor in Electrical Engineering and Computer Science, Physics, Materials Science & Engineering

Director since 2008

Independent

Committees: Strategy Committee,
Investment Committee

Key Qualifications and Expertise:

●  Semiconductor, display and alternative energy technologies

●  Research and development portfolio management

●  Government policy

●  Technology licensing and product commercialization

●  Establishing partnerships to develop businesses in new markets focused on alternative energy and other technologies

Stephen R. Forrest, 65, holds faculty appointments as Professor of Electrical Engineering and Computer
Science, as Professor of Physics, and as Professor of Materials Science and Engineering at the University of Michigan, and leads the University’s Optoelectronics Components and Materials Group. From January 2006 to December 2013, Mr. Forrest also served as Vice President for Research at the University of Michigan. From 1992 to 2005, Dr. Forrest served in a number of positions at Princeton University, including Chair of the Electrical Engineering Department, Director of the Center for Photonics and Optoelectronic Materials, and director of the National Center for Integrated Photonic Technology. Prior to Princeton, Dr. Forrest was a faculty member of the Electrical Engineering and Materials Science Departments at the University of Southern California.

Thomas J. Iannotti Retired Senior Vice President and General Manager, Enterprise Services for Hewlett-Packard Company

Director since 2005

Independent

Committees: Human Resources and
Compensation Committee (Chair), Corporate Governance and Nominating Committee

Key Qualifications and Expertise:

●  Service management for technology companies on a global, regional and country level

●  Senior leadership and management experience

●  Global business, industry and operational experience

●  International strategic and business development

●  Public company board experience

Thomas J. Iannotti, 59, served as Senior Vice President and General Manager, Enterprise Services, for Hewlett-

Packard Company, a technology solutions provider to consumers, businesses and institutions globally, from February 2009 until his retirement in October 2011. From 2002 to January 2009, Mr. Iannotti held various executive positions at Hewlett-Packard, including Senior Vice President and Managing Director, Enterprise Business Group, Americas. From 1978 to 2002, Mr. Iannotti worked at Digital Equipment Corporation, a vendor of computer systems and software, and at Compaq Computer Corporation, a supplier of personal computing systems, after its acquisition of Digital Equipment Corporation. Mr. Iannotti currently serves as a member of the board of directors of Atento S.A.

Applied Materials, Inc.    3

Susan M. James Retired Partner, Ernst & Young

Director since 2009

Independent

Committees: Audit Committee, Corporate Governance and Nominating Committee (Chair)

Key Qualifications and Expertise:

●  Extensive financial and accounting expertise

●  Accounting principles, financial controls, financial reporting rules and regulations, and audit procedures

●  Broad experience with global technology companies

●  Senior leadership experience

●  Public company board experience

Susan M. James, 69, served as a partner at Ernst & Young LLP, a global leader in assurance, tax, transaction and advisory services, from 1987 to 2006.

Ms. James joined Ernst & Young in 1975 and, following her retirement in 2006, served as a consultant to the firm until December 2009. She also served on the Ernst & Young Americas Executive Board of Directors from January 2002 to June 2006. Ms. James is a certified public accountant (inactive) and member of the American Institute of Certified Public Accountants. Ms. James currently serves as a member of the boards of directors of Coherent, Inc. and Yahoo! Inc.

Alexander A. Karsner Chief Executive Officer of Manifest Energy, Inc.

Director since 2008

Independent

Committees: Human Resources and Compensation Committee, Corporate Governance and Nominating Committee, Strategy Committee

Key Qualifications and Expertise:

●  Expertise in public policy and government relations

●  Domestic and international trade, development and investment markets

●  Entrepreneurial leadership

●  Renewable energy policy, technologies and commercialization

●  Public company board experience

Alexander A. Karsner, 48, has served as Chief Executive Officer of Manifest Energy Inc., a clean energy infrastructure development and finance company, since

July 2009. From March 2006 to August 2008, he served as Assistant Secretary for Energy Efficiency and Renewable Energy at the U.S. Department of Energy. From April 2002 to March 2006, Mr. Karsner was Managing Director of Enercorp LLC, a private company involved in international project development, management and financing of energy infrastructure. Mr. Karsner has also worked with Tondu Energy Systems of Texas, Wartsila Power Development of Finland and other multi-national energy firms and developers. Mr. Karsner served as member of the board of directors of Codexis, Inc. from 2009 to 2014.

Adrianna C. Ma Managing Partner, Fremont Group

Director since 2015

Independent

Committees: Audit Committee

Key Qualifications and Expertise:

●  Broad experience with technology companies

●  Expertise in global growth investment

●  Financial and accounting expertise

●  Mergers and acquisitions, capital markets

●  Board experience with technology-enabled growth companies

Adrianna C. Ma, 42, has been a Managing Partner at the Fremont Group, a private investment company, since May 2015. At the Fremont Group, she oversees
BF Global, the flagship portfolio of funds, including its investment strategy, asset allocation, manager selection and risk management. From 2005 to April 2015, Ms. Ma served as a Managing Director at General Atlantic LLC, a global growth equity firm, where she invested in and served on the boards of directors of technology-enabled growth companies around the world. Prior to joining General Atlantic, Ms. Ma worked at Morgan Stanley & Co. Incorporated as an investment banker in the Mergers, Acquisitions and Restructuring Department. Ms. Ma served as a member of the board of directors of C&J Energy Services, Inc. from 2013 to 2015.

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PROPOSAL 1—ELECTION OF DIRECTORS

Dennis D. Powell Retired Executive Vice President, Chief Financial Officer of Cisco Systems, Inc.

Director since 2007

Independent

Committees: Audit Committee (Chair), Corporate Governance and Nominating Committee, Investment Committee

Key Qualifications and Expertise:

●  Global financial and executive leadership

●  Accounting principles, financial controls, financial reporting rules and regulations, and audit procedures

●  Mergers and acquisitions

●  Risk management and controls

●  Public company board experience

Dennis D. Powell, 68, served as an Executive Advisor at Cisco Systems, Inc., a provider of networking products and services, from February 2008 to September 2010. He served as Cisco’s Chief Financial Officer from May 2003 to February 2008 and, in addition, served as an Executive Vice President from 2007 to 2008 and a Senior Vice President from 2003 to 2007. After joining Cisco in 1997, Mr. Powell also served as Senior Vice President, Corporate Finance and Vice President, Corporate Controller. Before joining Cisco, Mr. Powell worked for 26 years at Coopers & Lybrand LLP, an accounting firm, where he was last a senior partner. Mr. Powell served as a member of the board of directors of VMware, Inc. from 2007 to 2015 and currently serves as a member of the board of directors of Intuit, Inc.

Robert H. Swan Operating Partner, General Atlantic LLC

Director since 2009

Independent

Committees: Audit Committee, Investment Committee (Chair)

Key Qualifications and Expertise:

●  Global financial and executive leadership

●  Accounting principles, financial controls, financial reporting rules and regulations, and audit procedures

●  Mergers and acquisitions

●  Risk management and controls

●  Public company board experience

Robert H. Swan, 55, has been an Operating Partner at General Atlantic, a global growth equity firm, since September 2015. Mr. Swan previously served as
Senior Vice President, Finance and Chief Financial Officer of eBay Inc., a provider of online marketplaces and payment services, from March 2006 until July 2015. From 2003 to March 2006, Mr. Swan was Chief Financial Officer and Executive Vice President of Electronic Data Systems Corporation, a technology services company. Mr. Swan also served as Executive Vice President and Chief Financial Officer of TRW, Inc., a global manufacturing and service company, from 2001 to 2002 and held various executive positions at Webvan Group, Inc., an online grocery delivery service, from 1999 to 2001. Mr. Swan spent the first 15 years of his career at the General Electric Company in various roles. Mr. Swan currently serves as a member of the board of directors of eBay, Inc.

Chairman Emeritus

James C. Morgan has served as our Chairman Emeritus since March 2009. Mr. Morgan spent more than 31 years as a director and employee of Applied, including over 20 years as Chairman of the Board. Mr. Morgan first joined Applied in

1976 and served as Chief Executive Officer from 1977 to 2003. As Chairman Emeritus, Mr. Morgan does not have voting rights and does not receive any retainer or meeting fees.

Applied Materials, Inc.    5

CORPORATE GOVERNANCE

Corporate Governance Practices

Corporate Governance Guidelines

Applied’s Corporate Governance Guidelines establish the governance framework within which the Board conducts its business and fulfills its responsibilities. These guidelines and other important governance materials are available on our website, at: http://www.appliedmaterials.com/investor-relations/corporate-governance.

Our Corporate Governance Guidelines provide that:

●	a majority of our directors must be independent;

●	if the Chairman of the Board is not independent, the Board shall designate a Lead Independent Director;

●	the Audit, Human Resources and Compensation, and Corporate Governance and Nominating Committees must consist solely of independent directors;

●	the Board and each of its committees may retain independent outside advisors at any time at Applied’s expense and without management’s consent; and

●	the independent directors shall meet in regular executive sessions without the presence of management.

The Board regularly reviews our Corporate Governance Guidelines in light of legal and regulatory requirements, evolving best practices and other developments.

Director Independence

Director independence is determined under Nasdaq listing standards and SEC rules. The Board has affirmatively determined that each member of the Board, other than Mr. Dickerson, our Chief Executive Officer, is an independent director under applicable Nasdaq listing standards and SEC rules.

Board Leadership

Our corporate governance framework provides the Board flexibility to determine the appropriate leadership structure for the Company, and there is no fixed policy on whether the roles of Chairman or Chief Executive Officer should be separate or combined. In making this determination, the Board considers many factors, including the needs of the business, the Board’s assessment of its leadership needs from time to time and the best interests of stockholders. If the role of Chairman is filled by a director who does not qualify as an independent director, the Board will designate a Lead Independent Director.

The Board believes that it is currently appropriate to separate the roles of Chairman and Chief Executive Officer. The Chief Executive Officer is responsible for setting our strategic direction and the day to day leadership of our business, while the Chairman, along with the rest of our independent directors, ensures that the Board’s time and attention are focused on effective oversight of the matters most critical to Applied. Mr. Roelandts, an independent director, currently serves as our Chairman. Prior to his appointment as Chairman in June 2015, Mr. Roelandts served as our Lead Independent Director, while Mr. Splinter served as our Executive Chairman.

Board Composition

Ensuring the Board is composed of directors who possess a wide variety of relevant skills, professional experience and backgrounds, bring diverse viewpoints and perspectives, and effectively represent the long-term interests of stockholders, is a top priority of the Board and the Corporate Governance and Nominating Committee. In assessing Board composition, the Board and the Corporate Governance and Nominating Committee also consider tenure, succession planning and diversity on the Board. The Board believes that new ideas and perspectives are critical to a forward-looking and strategic Board, as is the valuable experience and deep understanding of Applied’s business and industries that longer-serving directors bring. In 2015, the Board added two new directors—Dr. Chen and Ms. Ma—each of whom brings unique and valuable background and perspectives to the overall composition of the Board. Dr. Chen is an accomplished chief executive officer with technological expertise and extensive experience in technology-enabled and related growth industries around the world. Ms. Ma has a broad financial perspective and a strong technical background, as well as experience in global growth investing, capital markets and mergers and acquisitions.

Director Nominations

The Corporate Governance and Nominating Committee of the Board considers candidates for director nominees and strives for a mix of skills and diverse perspectives. Based on the Corporate Governance and Nominating Committee’s recommendation, the Board selects director nominees and recommends them for election by Applied’s stockholders.

The Board assesses the independence, character and acumen of director candidates and endeavors to establish a mix of background and experience in a number of areas of core competency, including: business judgment; management;

6    2016 Proxy Statement

CORPORATE GOVERNANCE

accounting and finance; knowledge of the industries in which we operate; manufacturing and service; leadership; strategic vision; international markets and global challenges; marketing; crisis/risk management; research and development; government; and other areas relevant to our business. Additional criteria include a candidate’s personal and professional ethics, integrity and values; willingness to devote sufficient time to prepare for and attend meetings and participate effectively on the Board; and commitment to representing the long-term interests of Applied’s stockholders.

The Corporate Governance and Nominating Committee evaluates and interviews potential Board candidates and makes appointment recommendations to the full Board. All members of the Board may interview candidates. The committee may retain search firms to assist in identifying and evaluating candidates for director nominees. The Corporate Governance and Nominating Committee will also consider potential director candidates recommended by stockholders. The same identification and evaluation procedures apply to all candidates for director nomination, including candidates submitted by stockholders. In 2015, Dr. Chen and Ms. Ma were identified as potential candidates by our Chief Executive Officer and by a non-employee director, respectively. Dr. Chen and Ms. Ma were vetted by a third-party search firm, which also identified other candidates for consideration by the Corporate Governance and Nominating Committee.

Stockholders wishing to recommend a candidate for consideration by the Corporate Governance and Nominating Committee should submit the candidate’s name, biographical data and a description of his or her qualifications in light of the criteria listed above to Thomas F. Larkins, Corporate Secretary, Applied Materials, Inc., 3225 Oakmead Village Drive, M/S 1241, P.O. Box 58039, Santa Clara, CA 95052. Stockholders wishing to nominate a director should follow the specific procedures set forth in our Bylaws.

Majority Voting

Under our Bylaws, in any uncontested election of directors (an election in which the number of nominees does not exceed the number of directors to be elected), any nominee who receives a greater number of votes cast “for” his or her election than votes cast “against” his or her election will be elected. Our Bylaws provide that in the event an incumbent director receives more “against” than “for” votes, he or she shall tender his or her resignation after certification of the stockholder vote. Our Corporate Governance and Nominating Committee, composed entirely of independent directors, will consider the offer of resignation, taking into consideration all factors it deems relevant and recommend to the Board the action to be taken. The Board must take action on the recommendation within 90 days following certification of the stockholder vote. No director who tenders an offer of resignation may participate in the vote on the Corporate Governance and Nominating Committee’s recommendation or the

Board’s determination of whether to accept the resignation offer. Applied will publicly disclose the Board’s decision, including, if applicable, the reasons for rejecting an offer to resign.

Proxy Access

In December 2015, we amended our Bylaws to allow proxy access. Any stockholder (or group of up to 20 stockholders) owning 3% or more of Applied’s common stock continuously for at least three years may nominate up to two individuals or 20% of our Board, whichever is greater, as director candidates for election to the Board, and require us to include such nominees in our annual meeting proxy statement if the stockholders and nominees satisfy the requirements contained in our Bylaws.

Stockholder’s Right to Call a Special Meeting

At our 2014 annual meeting, stockholders were presented with a non-binding advisory stockholder proposal requesting a right for holders of at least 10% of our outstanding shares to call a special meeting. While the Board did not believe that 10% was an appropriate ownership threshold, it did not propose an alternative threshold or engage in extensive stockholder outreach at that time, as it believed that such efforts would cause confusion in the context of the then-pending business combination with Tokyo Electron Limited. For the same reason, in considering an appropriate response to stockholder approval of this proposal, the Board determined that it was not appropriate to adopt responsive provisions to the proposal while the transaction was still pending. The Board committed, however, that if the business combination did not close, the Board would, following consultation with stockholders, determine and implement an appropriate response to the proposal that would give stockholders the right to call a special meeting.

Following the termination of the business combination in April 2015, we engaged in an extensive outreach effort to hear directly from our stockholders on this issue. As a result of these efforts, and after careful consideration of the issue, in December 2015, the Board amended our Bylaws to permit stockholders holding at least 20% of our outstanding shares of common stock to call a special meeting.

In implementing this right, the Board acknowledged that a stockholder right to call a special meeting at an appropriate threshold may serve as an effective balance between ensuring the Board’s accountability to stockholders and enabling the Board and management to operate in an effective manner. In determining an appropriate ownership threshold, the Board gave significant weight to (1) our concentrated stockholder base, noting that two of our largest stockholders together held more than 10% of our outstanding shares, and four of our stockholders together held approximately 20% of our outstanding shares, (2) benchmarking data revealing that

Applied Materials, Inc.    7

a significant majority of companies in the S&P 500 that provide stockholders the right to call a special meeting do so at an ownership threshold of 25% or higher and that, of our comparable peer companies incorporated in Delaware, none provided a stockholder right to call a special meeting at an ownership threshold of less than 20%, and (3) the results of our direct discussions with stockholders, which involved outreach to holders of approximately 50% of our outstanding shares.

Of our stockholders that responded to our outreach efforts, which consisted of holders of over 32% of our outstanding shares, over 95% supported the implementation of the right at a 20% ownership threshold, instead of at 10%. Of particular significance, given the concentrated ownership of our outstanding shares, all seven of our largest stockholders, which together held over 26% of our outstanding shares, supported implementation at a 20% ownership threshold. Our three largest holders that had voted in favor of the initial stockholder proposal (which together held approximately 10% of our outstanding shares) supported implementation at a 20% ownership threshold and indicated that they would have been supportive of a 20% ownership threshold in 2014 had they been presented with that alternative. In addition, several of our largest stockholders explicitly affirmed that a 10% ownership threshold was too low, noting that adopting a higher threshold of between 20% to 25% mitigates the potential for meetings being called by a small group with a narrow set of interests, expending management time and shareholder money.

Accordingly, the Board concluded that a 20% threshold would strike a reasonable and more appropriate balance: it enhances stockholder rights while protecting against the risk that a relatively small minority of stockholders, including those with special interests, could call special meetings with the resulting expense and disruption to our business.

Board’s Role in Risk Oversight

Applied’s management has day-to-day responsibility for identifying risks and assessing them in relation to Company strategies and objectives; implementing suitable risk mitigation plans, processes and controls; and appropriately managing risks in a manner that serves the best interests of Applied, its stockholders and other stakeholders.

Our Board is responsible for overseeing major risks facing the Company and reviewing management plans for their mitigation. Generally, committees of the Board oversee risks associated with their respective areas of responsibility and expertise. For example, in carrying out its oversight of risks related to financial matters, our Audit Committee oversees, reviews and discusses with management, the head of internal audit and the independent accountants, Applied’s major risk exposures and the steps management has taken to monitor and mitigate those exposures. Our Human Resources and

Compensation Committee oversees risks associated with Applied’s compensation policies, plans and practices. Our Corporate Governance and Nominating Committee oversees the management of risks related to corporate governance matters, including director independence and board composition.

Applied has implemented an enterprise risk management (“ERM”) program for the purpose of providing an enterprise-wide perspective on Applied’s risks, with the objective of identifying and mitigating key risks. Our Audit Committee is responsible for overseeing this program, including the identification of major risks facing Applied. These identified risks are then reported to the Board, which in turn delegates oversight responsibility for them to the respective Board committees in whose area of responsibility and expertise the risks fall. Management reviews the ERM program activities regularly with the Audit Committee and the Board. Senior management and other employees also report to the Board and its committees from time to time on risk-related issues.

Risk Assessment of Compensation Programs

We have assessed our compensation policies, plans and practices, and determined that they do not create risks that are reasonably likely to have a material adverse effect on Applied. To make this determination, our management reviewed our compensation policies, plans and practices, and assessed their: design, payment methodology, potential payment volatility, relationship to our financial results, length of performance period, risk-mitigating features, performance measures and goals, oversight and controls, and plan features and values compared to market practices. Management reviewed its analysis with the Human Resources and Compensation Committee, which agreed with this determination. Applied also has in place various controls to mitigate risks relating to compensation policies, plans and practices, such as executive stock ownership guidelines and a clawback policy that enables the recovery of certain incentive compensation payments in certain circumstances.

Board Effectiveness

The Board and each of its principal committees performs an annual self-assessment to evaluate its effectiveness. The areas addressed in the evaluations include Board or committee structure and composition, meetings and processes, execution of key responsibilities, interaction with management, and resources. The self-assessment includes completion of a questionnaire and open-ended questions tailored for the Board and each committee, as well as one-on-one discussions with the Chairman. A summary of results for the Board and each committee evaluation is presented to and discussed among the Board and each committee.

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CORPORATE GOVERNANCE

Standards of Business Conduct

Applied’s Standards of Business Conduct embody our commitment to ethical and legal business practices. The Board expects Applied’s directors, officers and all other members of its workforce to act ethically at all times and to acknowledge their commitment to Applied’s Standards of Business Conduct. The Standards of Business Conduct are available on our website at: http://www.appliedmaterials.com/investor-relations/corporate-governance.

Stock Ownership Guidelines

The Board has adopted stock ownership guidelines to align the interests of our directors and NEOs with those of our stockholders. The guidelines provide that non-employee directors should each own Applied stock with a value of at least $325,000. Applied’s Chief Executive Officer should own Applied stock with a value of at least five times his annual base salary. Each NEO other than the Chief Executive Officer should own Applied stock with a value of at least three times his or her annual base salary. In determining whether the required stock ownership levels have been met, shares are valued using the closing price of Applied stock on the date acquired. These stock ownership levels should be achieved no later than five years following a director’s or officer’s initial election or appointment. At the end of fiscal 2015, all of our directors and NEOs whose five-year ownership deadline had passed had met the stock ownership guidelines.

Stockholder Communications

Any stockholder wishing to communicate with any of our directors regarding Applied may write to the director, c/o Thomas F. Larkins, Corporate Secretary, Applied Materials, Inc., 3225 Oakmead Village Drive, M/S 1241, P.O. Box 58039, Santa Clara, CA 95052. The Corporate Secretary reviews correspondence directed to the Board and, at the Corporate Secretary’s discretion, forwards items that he deems appropriate for the Board’s consideration. The independent directors of the Board review and approve the stockholder communication process periodically in order to enable an effective method by which stockholders can communicate with the Board.

Board Meetings and Committees

The Board met eight times in fiscal 2015. Each director attended over 75% of all Board and applicable committee meetings held during fiscal 2015. Directors are strongly encouraged to attend the Annual Meeting of Stockholders, and ten of our directors serving on our Board at the time attended our 2015 Annual Meeting of Stockholders.

The Board has three principal committees performing the functions required by applicable SEC rules and Nasdaq listing standards to be performed by independent directors: the Audit Committee, the Human Resources and Compensation Committee, and the Corporate Governance and Nominating Committee.

Each of these committees meets regularly and has a written charter approved by the Board that is reviewed annually by the respective committee and by the Board.

In addition, at each regularly scheduled Board meeting, the Chair of each committee reports on any significant matters addressed by the committee since the last Board meeting. Each director who serves on the Audit Committee, Human Resources and Compensation Committee, or Corporate Governance and Nominating Committee is an independent director under applicable Nasdaq listing standards and SEC rules.

Copies of the current charters for the Audit, Human Resources and Compensation, and Corporate Governance and Nominating Committees can be found on our website at: http://www.appliedmaterials.com/investor-relations/corporate-governance.

The Board also has a Strategy Committee and an Investment Committee, whose role and responsibilities are described in Applied’s Corporate Governance Guidelines.

Applied Materials, Inc.    9

 Audit Committee

Members*: Dennis D. Powell, Chair Susan M. James Adrianna C. Ma+ Robert H. Swan

Primary responsibilities:

●  oversee financial statements, internal control over financial reporting and auditing, accounting and financial reporting processes

●  oversee the qualifications, independence, performance and engagement of our independent registered public accounting firm

●  oversee disclosure controls and procedures, and internal audit function

●  review and pre-approve audit and permissible non-audit services and fees

●  oversee tax, legal, regulatory and ethical compliance

●  review and approve related-person transactions

●  oversee financial-related risks and enterprise risk management program

Meetings in Fiscal 2015: 13
* Each member qualifies as an Audit Committee Financial Expert + Appointed to Committee in December 2015

 Human Resources and Compensation Committee

Members: Thomas J. Iannotti, Chair Alexander A. Karsner Willem P. Roelandts

Primary responsibilities:

●  oversee human resources programs, compensation and employee benefits programs, policies and plans

●  review management succession and executive organization development

●  determine compensation policies for executive officers and employees

●  review the performance and determine the compensation of executive officers

●  approve and oversee equity-related incentive plans and executive bonus plans

●  review compensation policies and practices as they relate to risk management practices

●  approve the compensation of Board members

Meetings in Fiscal 2015: 5

 Corporate Governance and Nominating Committee

Members: Susan M. James, Chair Thomas J. Iannotti Alexander A. Karsner Dennis D. Powell

Primary responsibilities:

●  oversee the composition, structure and evaluation of the Board and its committees

●  identify and recommend qualified candidates for election to the Board

●  establish procedures for director candidate nomination and evaluation

●  oversee corporate governance policies and practices, including Corporate Governance Guidelines

●  review stockholder proposals and recommend to the Board actions to be taken in response to each proposal

●  review and monitor takeover defenses and takeover defense preparedness to maximize long-term stockholder value

Meetings in Fiscal 2015: 9

10    2016 Proxy Statement

DIRECTOR COMPENSATION

DIRECTOR COMPENSATION

Compensation of Directors

Retainer and Meeting Fees

Directors who are employees of Applied do not receive any compensation for their service as directors. The following table sets forth cash retainers and meeting fees paid to non-employee directors in fiscal 2015.

Fiscal 2015
Annual Retainer	$65,000
Additional Retainers for Chairman, Committee Chairs and Lead Independent Director:
Chairman of the Board	$150,000
Audit Committee Chair	$20,000
Human Resources and Compensation Committee Chair	$15,000
Corporate Governance and Nominating Committee Chair	$10,000
Strategy Committee Chair	$10,000
Lead Independent Director	$15,000
Fee per Board Meeting Attended	$0
Fee per Committee Meeting Attended	$2,000

Retainers for service on the Board or as a Chair or Lead Independent Director are prorated where service is for less than a full year. Non-employee directors are reimbursed for travel and other reasonable out-of-pocket expenses related to attendance at Board and committee meetings, business events on behalf of Applied and seminars and programs on subjects related to their Board responsibilities.

Equity Compensation

Initial Grant. Upon initial appointment or election to the Board, a non-employee director receives a grant of restricted stock units with respect to a number of shares of Applied common stock with a fair market value on the date of grant equal to $200,000 (rounded down to the nearest whole share), pro-

rated based on the period starting on the day of initial appointment or election and ending on the day of the next scheduled annual meeting of stockholders.

Annual Grant. Each non-employee director elected at an annual meeting receives on that date a non-discretionary grant of restricted stock units with respect to a number of shares of Applied common stock with a fair market value on the date of grant equal to $200,000 (rounded down to the nearest whole share). A non-employee director who is initially appointed or elected to the Board on the day of an annual meeting of stockholders receives only an annual grant. Each of our non-employee directors re-elected at the 2015 annual meeting received a grant of 8,980 restricted stock units on that date.

Vesting. Grants made to our non-employee directors vest in full on the earlier of March 1 of the year following the date of grant or the next annual meeting, provided the non-employee director remains on the Board through the scheduled vesting date. Vesting of these grants will be accelerated in full upon a non-employee director’s earlier termination of service on the Board due to disability or death, or upon a change of control of Applied if the director ceases to be a non-employee director (and does not become a member of the board of directors of any successor corporation or its parent). Non-employee directors may elect in advance to defer receipt of vested shares until their termination of service on the Board.

Charitable Matching Contributions

Non-employee directors are eligible to participate in The Applied Materials Foundation Matching Gift Program, under which the Foundation annually will match up to $2,000 of a non-employee director’s donations to eligible non-profit civic, arts, environmental and educational organizations. Non-employee directors are subject to the same maximum matching amount and other terms as those for Applied’s employees.

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Director Compensation for Fiscal 2015

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)(3)	All Other Compensation ($)(4)	Total ($)
Aart J. de Geus	74,659	196,752	—	271,411
Stephen R. Forrest	69,000	196,752	—	265,752
Thomas J. Iannotti	98,852	196,752	500	296,104
Susan M. James	119,000	196,752	2,000	317,752
Alexander A. Karsner	87,000	196,752	—	283,752
Gerhard H. Parker(5)	34,555	—	—	34,555
Dennis D. Powell	125,000	196,752	—	321,752
Willem P. Roelandts	161,812	196,752	2,000	360,564
James E. Rogers(5)	32,214	—	—	32,214
Robert H. Swan	85,000	196,752	—	281,752
(1)	Dr. Chen and Ms. Ma were both appointed to the Board in fiscal 2016. The compensation for Mr. Splinter’s service as our former non-employee Chairman of the Board is reported in the Summary Compensation Table.
(2)	Amounts shown do not reflect compensation actually received by the directors. Instead, these amounts represent the grant date fair value of stock awards granted in fiscal 2015 (consisting of 8,980 restricted stock units granted to each continuing director on April 2, 2015), as determined pursuant to FASB Accounting Standards Codification 718 (“ASC 718”). The assumptions used to calculate the value of stock awards are set forth in Note 12 of the Notes to Consolidated Financial Statements included in Applied’s Annual Report on Form 10-K for fiscal 2015 filed with the SEC on December 9, 2015.
(3)	Each director had 8,980 restricted stock units outstanding at the end of fiscal 2015. In addition, certain directors had restricted stock units that had vested in previous years and for which settlement was deferred until the date of his or her termination of service from the Board, as follows: Ms. James, 60,154 units; Mr. Powell, 52,906 units; Mr. Roelandts, 21,691 units; and Mr. Swan, 43,495 units.
(4)	Amount shown represents The Applied Materials Foundation’s matching contribution of the director’s donations to eligible non-profit organizations.
(5)	The term of office for each of Dr. Parker and Mr. Rogers expired upon the election of directors at the 2015 annual meeting of stockholders.

12    2016 Proxy Statement

STOCK OWNERSHIP INFORMATION

STOCK OWNERSHIP INFORMATION

Principal Stockholders

The following table shows the number of shares of our common stock beneficially owned as of December 31, 2015 by each person known by Applied to own 5% or more of our common stock. In general, “beneficial ownership” refers to shares that an entity or individual had the power to vote or the power to dispose of, and shares that such entity or individual had the right to acquire within 60 days after December 31, 2015.

	Shares Beneficially Owned
Name	Number		Percent(1)
Artisan Partners Limited Partnership 875 East Wisconsin Avenue, Suite 800 Milwaukee, WI 53202	73,774,458	(2)	6.5%
BlackRock, Inc. 55 East 52nd Street New York, NY 10022	69,553,583	(3)	6.1%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	66,565,720	(4)	5.8%
Waddell & Reed 6300 Lamar Avenue Overland Park, KS 66202	65,407,237	(5)	5.7%
(1)	Percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by 1,140,868,710 shares of common stock outstanding as of December 31, 2015.
(2)	The Schedule 13G filed with the SEC jointly by Artisan Partners Limited Partnership, Artisan Investments GP LLC, Artisan Partners Holdings LP and Artisan Partners Asset Management Inc. on January 30, 2015 indicates that as of December 31, 2014, each of these entities had shared dispositive power over 73,774,458 shares and shared voting power over 68,352,552 shares.
(3)	The amended Schedule 13G filed with the SEC by BlackRock, Inc. (“BlackRock”) on January 25, 2016 indicates that as of December 31, 2015, BlackRock had sole dispositive power over 69,553,583 shares and sole voting power over 58,596,083 shares.
(4)	The amended Schedule 13G filed with the SEC by The Vanguard Group (“Vanguard”) on February 10, 2015 indicates that as of December 31, 2014, Vanguard had sole dispositive power over 64,585,092 shares, shared dispositive power over 1,980,628 shares and sole voting power over 2,106,625 shares.
(5)	The Schedule 13G filed with the SEC jointly by Waddell & Reed Financial, Inc. (“WDR”), Waddell & Reed Financial Services, Inc. (“WRFSI”), Waddell & Reed, Inc. (“WRI”), Waddell & Reed Investment Management Company (“WRIMCO”) and Ivy Investment Management Company (“IICO”) on February 13, 2015 indicates that as of December 31, 2014, WDR had sole dispositive power and sole voting power over 65,407,237 shares, each of WRFSI, WRI and WRIMCO had sole dispositive power and sole voting power over 34,992,840 shares, and IICO had sole dispositive power and sole voting power over 30,414,397 shares.

Applied Materials, Inc.    13

Directors and Executive Officers

The following table shows the number of shares of our common stock beneficially owned as of December 31, 2015 by: (1) each director and director nominee, (2) each NEO and (3) the current directors and executive officers as a group. In general, “beneficial ownership” refers to shares that a director or executive officer had the power to vote or the power to dispose of, and shares that such individual had the right to acquire within 60 days after December 31, 2015.

	Shares Beneficially Owned
Name	Number(1)		Percent(2)
Directors, not including the CEO:
Xun (Eric) Chen	—		*
Aart J. de Geus	112,460		*
Stephen R. Forrest	84,760		*
Thomas J. Iannotti	66,460		*
Susan M. James	60,154	(3)	*
Alexander A. Karsner	13,782		*
Adrianna C. Ma	—		*
Dennis D. Powell	74,723	(4)	*
Willem P. Roelandts	121,885	(5)	*
Robert H. Swan	123,177	(6)	*
Named Executive Officers:
Gary E. Dickerson	1,304,737	(7)	*
Robert J. Halliday	128,578	(8)	*
Ginetto Addiego	75,676		*
Thomas F. Larkins	306,670		*
Ali Salehpour	187,147		*
Michael R. Splinter(9)	917,179		*
Randhir Thakur(9)	80,694		*
Current Directors and Executive Officers, as a Group (17 persons)	2,881,217	(10)	*
*	Less than 1%
(1)	Except as subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all of their shares of common stock.
(2)	Percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of 1,140,868,710 shares of common stock outstanding as of December 31, 2015, plus the number of shares of common stock that such person or group had the right to acquire within 60 days after December 31, 2015.
(3)	Consists of restricted stock units that have vested and which, pursuant to Ms. James’ election to defer, will be converted to shares of Applied common stock and paid to her on the date of her termination of service from the Applied Board.
(4)	Includes 52,906 restricted stock units that have vested and which, pursuant to Mr. Powell’s election to defer, will be converted to shares of Applied common stock and paid to him on the date of his termination of service from the Applied Board.
(5)	Includes 21,691 restricted stock units that have vested and which, pursuant to Mr. Roelandts’ election to defer, will be converted to shares of Applied common stock and paid to him on the date of his termination of service from the Applied Board.
(6)	Includes 43,495 restricted stock units that have vested and which, pursuant to Mr. Swan’s election to defer, will be converted to shares of Applied common stock and paid to him on the date of his termination of service from the Applied Board.
(7)	Includes an option to purchase 500,000 shares that is exercisable within 60 days after December 31, 2015.
(8)	Includes 10,000 restricted stock units that are scheduled to vest within 60 days after December 31, 2015.
(9)	Mr. Splinter and Dr. Thakur were not executive officers at the end of fiscal 2015.
(10)	Includes (a) an option to purchase 500,000 shares that is exercisable within 60 days after December 31, 2015, (b) 14,641 restricted stock units that are scheduled to vest within 60 days after December 31, 2015 and (c) 178,246 restricted stock units that have vested and which, pursuant to each director’s election to defer, will be converted to shares of Applied common stock and paid to him or her on the date of his or her termination of service from the Applied Board.

14    2016 Proxy Statement

PROPOSAL 2—APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

PROPOSAL 2—

APPROVAL, ON AN ADVISORY BASIS, OF THE

COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Pursuant to Section 14A of the Securities Exchange Act of 1934, we are asking stockholders to approve, on a non-binding, advisory basis, the compensation of our NEOs, as described in this Proxy Statement. We seek this approval each year, and our “say-on-pay” proposals have been supported by over 85% of votes cast in each of the previous five consecutive years.

Our Board of Directors believes that our compensation policies and practices promote a performance-based culture and align our executives’ interests with those of our stockholders through a strong emphasis on at-risk compensation tied to the achievement of performance objectives and the creation of stockholder value. Our executive compensation program is also designed to attract and retain highly-talented executives who are critical to the successful implementation of Applied’s strategic plan.

Pay Aligned with Performance. There is strong alignment between key financial metrics and company performance metrics used to determine and inform our compensation decisions (Applied’s adjusted EPS and TSR) and the annual total direct compensation (base salary, annual incentive bonus and annual long-term incentive awards) paid to our CEO during the last five fiscal years. See page 19 for charts illustrating this alignment.

Over 90% of CEO Pay Tied to Performance. Performance-based incentive compensation (cash and long-term incentive awards) represented 93% of our CEO’s annual total direct compensation (base salary, annual incentive bonus and annual long-term incentive award) in fiscal 2015, and 87% of total direct compensation for our other NEOs who are current executive officers. Performance objectives include adjusted operating profit margin, operating profit and earnings per share.

Please see the “Compensation Discussion and Analysis” section for further discussion of our executive compensation program and the fiscal 2015 compensation of our NEOs.

We are asking our stockholders to approve the compensation of our NEOs as described in this Proxy Statement by voting in favor of the following resolution:

“RESOLVED, that the stockholders approve, on a non-binding, advisory basis, the compensation paid to the Company’s named executive officers as disclosed in the Company’s Proxy Statement for the 2016 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis section, the Summary Compensation Table, other compensation tables, narrative discussion and related disclosure.”

Even though this say-on-pay vote is advisory and therefore will not be binding on the Company, the Human Resources and Compensation Committee and the Board value the opinions of our stockholders, and will consider the results of the vote when making future compensation decisions for our NEOs.

✓	THE BOARD RECOMMENDS THAT YOU VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT

Applied Materials, Inc.    15

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis describes the principles and material elements of our executive compensation program, how we applied those principles in determining the material elements of our NEOs’ compensation for fiscal 2015 and how we use our compensation program to drive performance. We believe that our actions in fiscal 2015 and in prior years have effectively linked pay to performance.

Our NEOs for fiscal 2015 include:

●	Gary E. Dickerson, President and Chief Executive Officer;

●	Robert J. Halliday, Senior Vice President, Chief Financial Officer;
●	Ginetto Addiego, Senior Vice President, Engineering;

●	Thomas F. Larkins, Senior Vice President, General Counsel and Corporate Secretary; and

●	Ali Salehpour, Senior Vice President, General Manager, New Markets and Service Group.

Our NEOs for fiscal 2015 also include Michael R. Splinter, former President, Chief Executive Officer and Executive Chairman of the Board, and Randhir Thakur, former Executive Vice President, General Manager, Silicon Systems Group.

Executive Summary

In fiscal 2015, we achieved solid growth and financial performance, made significant progress towards our long-term strategic and financial goals, and delivered attractive cash returns to our stockholders.

Key Financial Performance Highlights

In fiscal 2015, we delivered another strong year of growth in revenues and profitability. Our revenue for the fiscal year was $9.7 billion, an increase of 6% year-over-year. We delivered non-GAAP adjusted operating profit of $1.9 billion, our highest in four years. We also achieved our highest non-GAAP adjusted earnings per share (“EPS”) in four years of $1.19. These key highlights of our financial performance are shown below (see the Appendix for a reconciliation of non-GAAP adjusted measures).

	FY2015	FY2014	% Change

Revenue (in $ Billions)	$9.7	$9.1

Non-GAAP Adjusted Operating Profit (in $ Billions)	$1.90	$1.78

Non-GAAP Adjusted Earnings Per Share	$1.19	$1.07

Our other key financial highlights included the following:

●	Grew orders by 5% to $10.1 billion.

●	Delivered our highest annual revenue in the semiconductor equipment business in eight years, as major changes in device technology continued to expand our opportunities.
●	Increased revenues in our AGS business by 15%, representing an all-time record, with continued momentum in comprehensive service contracts, as well as 200 millimeter equipment demand.

●	Grew revenues in our Display business by 27%, the third consecutive year of growth, reflecting the success of new products that are expanding our addressable market.

●	Deployed $1.8 billion of cash to pay dividends and repurchase 76 million shares, reducing our ending share count by 5% during fiscal 2015.

Strategic and Operational Highlights

Applied’s strategy is built upon our leadership in materials engineering. We drove profitable growth by targeting major technology inflections and introducing new, differentiated, enabling products and services to help our customers address their most critical technological challenges. Below are fiscal 2015 highlights of our businesses.

●	Revenues of etch and selective materials removal businesses exceeded $1.1 billion, an eight-year record.

●	Our chemical vapor deposition (“CVD”) business generated its highest revenues in four years. Combined etch and CVD revenues were up 23% year-over-year.

●	We released breakthrough new product platforms to address rapidly growing opportunities in etch, atomic layer deposition and selective materials removal.

●	Our transistor and interconnect businesses secured new application wins at the 10 nanometer node.

●	In AGS, we have aligned our service strategy with our 300mm equipment sales strategy over the past two years to better

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COMPENSATION DISCUSSION AND ANALYSIS

enable our customers’ success, while making significant enhancements to the organization, processes and operations.

●	Our Display market opportunity expanded as we successfully sold advanced systems designed to meet customer needs as the industry implemented new technologies and more complex manufacturing processes.

In fiscal 2015, we also made Applied more agile and efficient by optimizing the organization and product portfolios. These changes allowed us to fuel our growth programs while controlling our operating expenses. The investments we have made are resulting in share gains and a strong pipeline of new products aimed at key market inflections.

Business Combination. In September 2013, we announced our agreement with Tokyo Electron Limited to effect a strategic combination of our respective businesses (the “Business Combination”). Following the announcement and throughout the first half of fiscal 2015, our executive officers, as well as employees, dedicated significant efforts to prepare to close the Business Combination and to integrate the two companies post-closing. As part of these efforts, we requested Mr. Dickerson to relocate full-time to Japan to continue leading critical efforts toward the completion of the Business Combination, to prepare for the critical post-closing integration period and to ensure a smooth transition. See “Relocation Program” on page 30 for additional information.

However, in April 2015, we and Tokyo Electron terminated the Business Combination due to regulatory concerns. While the Business Combination was pending and following its termination, we continued to drive our growth strategy and financial goals and achieved strong financial performance in fiscal 2015.

Stock Price Performance

The following graph shows the TSR between October 29, 2012 and December 31, 2015 for our common stock as compared to the TSR for the NASDAQ Composite, the S&P 500 and the PHLX Semiconductor Sector indices. While our stock price performance in fiscal 2015 was significantly impacted by the termination of the Business Combination, our business and financial performance remained strong throughout the year.

3-Year Total Shareholder Return

Key Executive Compensation Highlights

Our fiscal 2015 compensation program was designed to recognize, motivate and retain a unified senior management team in an extremely competitive marketplace and to ensure that executive pay appropriately reflects performance.

Several decisions by our Human Resources and Compensation Committee (the “Committee”) during the year reflected an intent to incentivize and retain our leadership team during the critical period prior to the then-anticipated closing of the Business Combination, while continuing to effectively operate our business and stay focused on longer-term goals.

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Key compensation decisions for fiscal 2015 included:

Lower Total Direct Compensation. Annual total direct compensation, consisting of base salary, annual incentive bonus and annual long-term incentive award, for all of our NEOs who were executive officers during all of fiscal 2014 and fiscal 2015, was lower in fiscal 2015 than in fiscal 2014, except for a single NEO to reflect increased responsibilities.

Paid Bonuses Below Calculated Funding Multiplier. As a result of our strong non-GAAP adjusted EPS in fiscal 2015, the bonus pool was funded at a multiple of 1.14x target. Based on actual performance against fiscal 2015 corporate scorecard goals, however, the Committee paid bonuses to NEOs at an average of 1.01x of target, below the funding multiplier, due in large part to TSR performance below targeted levels.

Returned to Equity-Based Compensation. After granting cash-based long-term incentive awards in fiscal 2014, the

Committee decided to return to an equity-based long-term incentive program for fiscal 2015 to further align the interests of our executive officers with those of our stockholders.

Decreased Long-Term Incentive Grant Levels. The Committee decreased fiscal 2015 grant levels from 2014 levels for all NEOs, except for an increase for a single NEO to reflect increased responsibilities. All fiscal 2015 long-term incentive awards continued to be 100% performance-based, with metrics consisting of operating profit margin and relative TSR.

Delayed Payment of Retention Bonuses. In light of the critical need to retain our executives through the closing or termination of the Business Combination, the Committee delayed the payment of retention bonuses that were awarded in September 2013 and that were scheduled to be paid in March 2015, until the first quarter of fiscal 2016.

Pay for Performance Overview

Pay Mix

In fiscal 2015, we continued our strong commitment to pay for performance by aligning a significant portion of executive compensation with demonstrated performance. As shown by the charts below, the performance-based incentives for our

CEO constituted 93%, and for our other NEOs who are current executive officers, 87%, of annual total direct compensation (base salary, annual incentive bonus and annual long-term incentive award):

CEO Pay Mix – Fiscal 2015	All Other NEO Pay Mix – Fiscal 2015

93% of CEO Pay Tied to Performance	87% of NEO Pay Tied to Performance

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COMPENSATION DISCUSSION AND ANALYSIS

Overall Alignment of Pay and Performance

The following charts demonstrate the alignment between key metrics used to determine and inform our compensation decisions (our non-GAAP adjusted EPS and TSR) and the total direct compensation and annual incentive bonus paid to our CEO during the last five fiscal years (see the Appendix for a reconciliation of non-GAAP adjusted measures). Our program also considers other objective financial and operational performance metrics in determining final bonus payouts for our CEO and other NEOs.

In fiscal 2015, TSR decreased following the termination of the Business Combination. CEO pay also decreased from $15.9 million to $13.9 million, primarily reflecting a lower long-term incentive award for fiscal 2015. Also, while non-GAAP adjusted EPS was up year-over-year, the CEO’s annual incentive bonus decreased.

CEO Total Direct Compensation vs. Total Shareholder Return	CEO Actual Annual Bonus vs. Earnings Per Share

(1)	Total direct compensation consists of annual base salary (annualized for Mr. Dickerson as of the end of fiscal 2013 for purposes of this chart only), annual incentive bonus and annual long-term incentive award (grant date fair value of annual equity awards, not cash actually received, for all fiscal years, except for fiscal 2014, which consisted of total amount of cash-settled performance units). Total direct compensation is based on the compensation of Mr. Dickerson for fiscal 2013, 2014 and 2015, and the compensation of Mr. Splinter for fiscal 2011 and 2012. Compensation shown above excludes amounts reported under the “All Other Compensation” column in the Summary Compensation Table.
(2)	TSR line illustrates the total shareholder return on our common stock during the period from October 30, 2011 through October 25, 2015, assuming $100 was invested at the end of fiscal 2011 and assuming reinvestment of dividends.
(3)	Non-GAAP adjusted EPS line illustrates our actual non-GAAP adjusted EPS for fiscal 2011 through fiscal 2015.

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Executive Compensation Program Highlights

Primary Compensation Elements for Fiscal 2015

The primary elements of our compensation program consist of base salary, annual incentive bonuses and annual long-term performance-based incentive awards. These primary elements were chosen after considering a number of factors, including our desire to drive a long-term strategy and continuous improvement in financial and operational performance, as well as the competitive pay practices of our peer group. Each primary element is intended to support one or more of the principal objectives of our compensation philosophy, and the Committee regularly reviews and assesses these elements. Other elements of compensation include a 401(k) savings plan, deferred compensation benefits and other benefits programs that are generally available to all employees.

Key elements of our fiscal 2015 compensation program were as follows:

Element of Pay	Description and Purpose	Timing, Vehicle and Key Performance Indicators	Key Actions in Fiscal 2015

Base Salary (see page 24)	● Fixed cash compensation for expected day-to-day responsibilities ● Reviewed annually and adjusted when appropriate	● Provided in cash ● Increases driven to recognize scope of responsibility, performance, time in role, experience and competitive market for executive talent	✓ Limited salary increases between 2% and 9% at beginning of fiscal 2015 for our CEO, CFO and Senior VP, Engineering

Annual Incentive Bonuses (see page 24)

●   Variable compensation based on pre-established targets and company and individual performance

●   Designed to reward executives for annual performance on key operational and financial measures, as well as individual performance and strategic advancements

●   Paid out annually in cash

●   Performance metrics and targets evaluated annually for alignment with business strategy and market trends

●   Key metrics include adjusted operating profit, adjusted EPS, business and functional objectives, and individual performance

✓ Achieved positive operating profit and non-GAAP adjusted EPS of $1.19, resulting in overall bonus pool funding at 1.14x target

✓ Based on corporate scorecard results, overall payout was below funded level

✓ NEO fiscal 2015 bonuses ranged between 87% and 114% of target

Long-Term Incentives (see page 28)

●   Designed to drive sustainable long-term value for stockholders, tying interests of executives to those of stockholders

●   Intended to provide balance between managing overall industry cyclicality and driving long-term value creation

●   Provide retention incentives through four-year vesting

●   Provided in form of 100% performance-based equity

●   Awards vest over four-year period

●   Performance based on two key measures:

1. Adjusted operating profit margin

2. TSR, measured over two-year period compared to S&P Information Technology Index

✓ Returned to equity-based compensation to more fully align with stockholder interests

✓ Adjusted operating profit margin target raised from 10% in 2014 to 16%

✓ Decreased 2015 equity grants from 2014 levels for all but one NEO. Increased Mr. Salehpour’s grant by 16% to reflect increased responsibilities

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COMPENSATION DISCUSSION AND ANALYSIS

Other Key Compensation Practices

We are committed to executive compensation practices that drive performance and mitigate risk and that align the interests of our leadership team with the interests of our stockholders. Below is a summary of best practices that we have implemented and practices that we avoid because we believe they are not in the best interests of Applied or our stockholders.

WHAT WE DO		WHAT WE DO NOT DO
✓	Pay for Performance – Significant majority of NEO target compensation is performance-based and tied to pre-established performance goals aligned with our short- and long-term objectives.	Ò	No Guaranteed Bonuses – Our bonus plans are performance-based and do not include any minimum payment levels.

✓	Mitigation of Risk – Use of varied performance measures in incentive programs mitigates risk that executives will be motivated to pursue results with respect to one performance measure to detriment of Applied as a whole.	Ò	No Speculative Trading – Our trading policy prohibits short-sales and trading in publicly-traded options by all NEOs and directors.

✓	Compensation Recoupment Policy – Both our annual cash bonus plan and our stock incentive plan contain “clawback” provisions providing for reimbursement of incentive compensation from NEOs in certain circumstances.	Ò	No Perquisites – We do not provide material perquisites or other personal benefits to our NEOs or directors, except in connection with business-related relocation.

✓	Stock Ownership Guidelines – All NEOs and directors are subject to stock ownership guidelines to align their interests with stockholders’ interests.	Ò	No Dividends on Unearned Performance Shares – We do not generally pay dividends or dividend equivalents on unearned and unvested performance shares.

✓	Double-Trigger Change-in-Control Provisions – Equity awards for all NEOs require a “double-trigger” of both a change-in-control and termination of employment for vesting acceleration benefits to apply.	Ò	No Executive Pensions – We do not offer any executive pension or executive retirement plans.

✓	Annual Say-On-Pay Vote – We seek annual stockholder feedback on our executive compensation program.	Ò	No Tax Gross-Ups – We do not pay tax gross-ups, except in connection with business-related relocation or expatriate assignments.

Compensation Governance and Decision-Making Framework

Overview of Compensation Program Philosophy and Governance Framework

Our executive compensation program has three principal objectives:

(1)	to attract, reward and retain highly-talented executive officers and other key employees;

(2)	to motivate these individuals to achieve short-term and long-term goals that enhance stockholder value; and

(3)	to support our core values and culture.

We seek to achieve these objectives by

●	providing compensation that is competitive with the practices of other leading, high technology companies; and
●	linking rewards to company and individual performance by

■	setting challenging performance goals for executive officers and other key employees;

■	balancing retention needs with industry cyclicality and overall performance needs; and

■	providing equity incentives intended to motivate executive officers and key employees to increase long-term stockholder value in alignment with stockholders’ interests.

The Committee uses these principles to determine base salaries, annual incentive bonuses and long-term incentive awards. The Committee also considers Applied’s business objectives, the skills and experience of the executive, competitive practices and trends and corporate considerations,

Applied Materials, Inc.    21

including the compensation level of an executive officer relative to other Applied officers and affordability of the compensation program. The Committee further considers the results of the annual advisory “say-on-pay” vote and stockholder feedback.

At our 2015 Annual Meeting, a strong majority (85% of the votes cast) of our stockholders approved the NEO compensation program described in our 2015 proxy statement. The Committee considered this strong stockholder support in implementing the fiscal 2015 executive compensation program.

Fiscal 2015 Peer Group Companies

The Committee compares our executive compensation program with compensation paid by a peer group consisting of a broad range of high-technology companies whose businesses are similar to ours and with which we typically compete for executive talent.

For the composition of the fiscal 2015 peer group, we considered companies that met the following criteria: (1) technology companies with manufacturing operations, (2) companies whose revenues were approximately one-third to five times that of Applied, (3) companies with global operations that disclose executive compensation pursuant to SEC rules, (4) companies that compete with us for key talent and (5) companies that devote significant resources to research and development as a percentage of revenue. Each of the companies below met most, if not all, of these criteria; in addition, several of the companies were among our principal U.S. competitors or top U.S. customers.

Data gathered on the peer group include base salary, bonus, targeted cash compensation, long-term incentive awards and total direct compensation. Management and the Committee use this survey data to assess the compensation levels paid by our peer group and the levels paid within the targeted percentile range discussed below. Deferred compensation plans and other benefits generally are not considered, as they are not a material element of an NEO’s overall compensation package. The peer group data is gathered from the sources described in “Role of Compensation Consultant” and “Role of Executive Officers and Management in Compensation Decisions” below. The tables below set forth our fiscal 2015 peer group and related information.

Fiscal 2015 Peer Group		Applied Materials Positioning Relative to Peers
Advanced Micro Devices, Inc.	Lam Research Corp.
Agilent Technologies, Inc.	Micron Technology, Inc.
Broadcom Corp.	Motorola Solutions, Inc.
Cisco Systems, Inc.	NetApp, Inc.
Corning Inc.	QUALCOMM, Inc.
EMC Corp.	SanDisk Corp.
First Solar, Inc.	Seagate Technology Plc
Harris Corp.	SunPower Corp.
Intel Corp.	Texas Instruments Incorporated
Juniper Networks, Inc.	Western Digital Corp.
KLA-Tencor Corp.

Role and Authority of the Human Resources and Compensation Committee

The Committee has a written charter approved by the Board that specifies the Committee’s duties and responsibilities, which is available on our website at: http://www. appliedmaterials.com/investor-relations/corporate- governance. In accordance with its charter, the Committee oversees our programs that foster executive and employee development and retention, with emphasis on leadership development, management capabilities and succession plans. The Committee also determines executive and director compensation, and oversees significant employee benefits programs, policies and plans.

Each member of the Committee has been determined to be independent under Nasdaq, SEC and Internal Revenue Code (“Code”) rules. The Committee may delegate any of its responsibilities to subcommittees. See “Board Meetings and Committees” for more information about the Committee.

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COMPENSATION DISCUSSION AND ANALYSIS

Role of Compensation Consultant

The Committee has the authority to engage independent advisors to assist it in carrying out its responsibilities. For fiscal 2015, the Committee engaged Semler Brossy Consulting Group (“Semler Brossy”) as its independent executive compensation consultant. Semler Brossy, who reports directly to the Committee and not to management, is independent from Applied, has not provided any services to Applied other than to the Committee and receives compensation from Applied only for services provided to the Committee. The Committee assessed the independence of Semler Brossy pursuant to SEC rules and concluded that the work of Semler Brossy for the Committee has not raised any conflict of interest.

Semler Brossy reviews and advises on all principal aspects of the executive compensation program. Its main responsibilities are as follows:

●	advise on alignment of pay and performance;

●	review and advise on executive total compensation, including base salaries, short- and long-term incentives, associated performance goals, and retention and severance arrangements;

●	advise on trends in executive compensation;

●	provide recommendations regarding the composition of our peer group;

●	analyze peer group proxy statements, compensation survey data and other publicly available data; and

●	perform any special projects requested by the Committee.

The Committee typically asks Semler Brossy to attend the Committee’s meetings, including executive sessions at which management is not present. Semler Brossy communicates regularly with the Committee’s Chair outside of Committee meetings and also meets with management to gather information and review proposals.

Role of Executive Officers and Management in Compensation Decisions

For fiscal 2015, the Committee invited Mr. Dickerson (as CEO) and other executives, including the heads of Global Human Resources and Global Rewards, to attend its meetings. The Committee also regularly held executive sessions without management present. The CEO, together with the Committee, assesses the performance of our NEOs and other executive officers. The CEO presents to the Committee his evaluation of each executive officer’s performance over the past year and makes recommendations to the Committee regarding base salaries, bonus targets and actual payments, performance goals and weightings, and long-term incentive awards for executive officers. The Committee considers these recommendations in making its final determinations, in addition to considering input from Semler Brossy. The Committee discusses the CEO’s proposed compensation and makes final decisions regarding the CEO’s compensation when he is not present.

In formulating its compensation recommendations for fiscal 2015, management considered data primarily from a survey conducted by Radford Survey + Consulting, as well as publicly-available information about the peer group provided by Semler Brossy.

Components of Total Direct Compensation

Determining Annual Total Direct Compensation

At the beginning of fiscal 2015, the Committee evaluated each NEO’s annual total direct compensation – annual base salary, annual incentive bonus and annual long-term incentive award. In determining the NEOs’ targeted annual total direct compensation, the Committee considered, among other factors, each element of compensation, the compensation package as a whole and compensation levels at our peer companies for comparable positions. The Committee targeted a range within the 50th to the 75th percentile of Applied’s peer group, but not a particular point within the range, for each NEO. The Committee believes that targeting overall compensation within this range allows the Committee to meet the objectives of our executive compensation program, including attracting and retaining talented executives in a highly competitive market, while retaining flexibility to tailor compensation based on individual circumstances.

Each individual element of compensation varies and is not necessarily targeted to a percentile range. The Committee may vary from the targeted range, depending on the NEO’s scope of responsibility, performance, skill set, prior experience and achievements, advancement potential, impact on results and expected future contributions to our business, as well as the compensation level of an executive officer relative to other Applied officers, the need to attract and retain talent, and business conditions. Actual pay results may be outside of the targeted range due to the performance of the NEO or of the Company, as the largest part of our compensation program is performance-based.

Mr. Halliday’s and Mr. Larkins’ targeted total direct compensation at the beginning of fiscal 2015 was slightly above the 50th to 75th percentile targeted range. The Committee believed Mr. Halliday’s targeted total direct compensation was appropriate because of his demonstrated leadership as our CFO and of our Mergers and Acquisitions and Global Information

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Systems groups, his critical role in preparing to close the anticipated Business Combination and planning for post-closing integration, as well as his expected future contributions to our business. For Mr. Larkins, the Committee considered the additional responsibilities assumed by him during a year of tremendous change, including managing all legal aspects of the Business Combination, while partnering with the business units and other functions to effectively meet Applied’s objectives, as well as his expected future contributions to our business. The targeted total direct compensation of all of our other NEOs, including the CEO, at the beginning of fiscal 2015 was within the targeted 50th to 75th percentile range.

Base Salaries

Base salaries and bonus opportunities are designed to attract, motivate, reward and retain executive talent, as well as to align pay with performance. At the beginning of each fiscal year, the Committee determines each NEO’s targeted total cash compensation (salary and target bonus).

Base salaries are an annual fixed level of cash compensation. At the beginning of fiscal 2015, the Committee increased Mr. Dickerson’s salary from $980,000 to $1,000,000 and Mr. Halliday’s from $575,000 to $625,000 in recognition of their strong performance and based on the data provided by Semler Brossy regarding market positioning of the executives’ overall targeted total direct compensation. The Committee also increased Dr. Addiego’s salary from $450,000 to

$460,000 to reflect his additional responsibilities for Applied’s operations and engineering functions. The Committee did not change base salaries for the other NEOs in fiscal 2015. The Committee, in consultation with management, decided that continuing base salary amounts from fiscal 2014 met the goal of sufficiently recognizing executives for their time and service, was sufficiently competitive to provide adequate retention value and allowed Applied to continue its focus on weighting cash compensation toward performance-based incentives.

Annual Incentive Bonus Opportunities

Bonus Plan Overview. In fiscal 2015, all of our NEOs participated in the Senior Executive Bonus Plan (the “Bonus Plan”). The Bonus Plan is a stockholder-approved annual bonus program designed to motivate and reward achievement of Applied’s business goals and to attract and retain highly-talented individuals. The annual incentive bonus opportunity for each NEO under the Bonus Plan is linked to Applied’s performance in achieving strategic and financial objectives, and to individual performance. Company and individual objectives are designed to incentivize management to drive strong operating performance, invest in innovation to drive future growth and create stockholder value. Bonuses under this plan are intended to qualify as “performance-based” compensation under Section 162(m) of the Code. There is no minimum level of guaranteed bonus.

The process we use for annual incentives is as follows:

Determining Target Bonus Amounts. Target bonus amounts for each of the NEOs are expressed as a percentage of base salary. The Committee sets the annual target bonus amount for each NEO, taking into consideration Mr. Dickerson’s recommendations regarding the annual target bonus amounts for each of the NEOs other than himself. In early fiscal 2015, Mr. Dickerson recommended that, for each NEO other than Dr. Addiego, the target bonus amounts remain unchanged from fiscal 2014. Mr. Dickerson recommended, and the Committee approved, increasing Dr. Addiego’s target bonus from 100% to 110% of his base salary. In making his recommendations, Mr. Dickerson relied on a variety of factors, including publicly-available data and market survey data, as described above, as well as his assessment of individual performance, current and anticipated contributions, and overall economic and business conditions. The Committee considered these same factors to determine Mr. Dickerson’s target bonus and increased it from 175% to 200% of his base salary. The Committee believed this was appropriate in light of several factors, including his continued leadership as our President and CEO in focusing on new strategies for profitable growth and the continued demands of running our business.

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COMPENSATION DISCUSSION AND ANALYSIS

Assessing Performance and Payout. The determination of actual fiscal 2015 performance and annual incentive bonuses for our NEOs consisted of four key steps, as described in the diagram below and the following discussion.

Step	Performance Metric	Process

Initial Performance Goal	Non-GAAP Adjusted Operating Profit

●    Threshold requirement that if met allows for overall payout up to maximum amount for each individual NEO

●    For fiscal 2015, Applied had to achieve positive adjusted operating profit in order to fund bonus pool

If performance is met…
Determination of Overall Bonus Pool Funding	Non-GAAP Adjusted Earnings Per Share

●    Bonus pool based on performance against pre-determined financial objectives

●    For fiscal 2015, bonus pool funded based on performance against non-GAAP adjusted EPS goals set by Committee at beginning of fiscal year

If performance is met…
Corporate Scorecard Multiplier	Scorecards with Performance Goals and Weightings

●    Assessment of individual NEO performance against corporate scorecard goals

●    For fiscal 2015, corporate scorecard goals were shared by all NEOs, although weightings of specific goals varied for Dr. Addiego

Final assessment…
Individual Performance Factor	NEO Individual Performance

●    Further assessment to determine each NEO’s Individual Performance Factor (IPF)

●    IPF based on achievement of individual performance objectives established at beginning of fiscal year for each NEO, other than for Mr. Dickerson

●    IPF for Mr. Dickerson based on Committee’s overall year-end assessment of his performance

Initial Performance Goal. For any bonus to be payable to an NEO for a particular fiscal year, the Company must achieve the initial performance goal specified by the Committee. For fiscal 2015, the Committee chose the achievement of adjusted operating profit as the initial performance goal under the Bonus Plan. If Applied does not achieve positive adjusted operating profit for the fiscal year, then no bonus is payable. If positive adjusted operating profit is achieved, the maximum bonus that becomes payable for each NEO is the lowest of: (a) $5 million, (b) 3x the target bonus, as a percentage of base salary and (c) 0.4% of adjusted operating profit for each NEO other than Mr. Dickerson and Mr. Splinter, for both of whom this maximum is 0.8% of adjusted operating profit.

In fiscal 2015, Applied’s adjusted operating profit was $1.9 billion, resulting in achievement of the initial performance goal under the Bonus Plan. Adjusted operating profit is a non-GAAP measure that excludes certain items from operating profit determined in accordance with GAAP, such as acquis-

ition, integration and deal costs associated with prior transactions, as well as the Business Combination, gain on derivatives associated with the Business Combination, restructuring, inventory and asset impairment charges, and foreign exchange loss.

Funding of Bonus Plan. If the initial performance goal is achieved, the Committee then reviews the level of Applied’s adjusted EPS to determine the funding level of the Bonus Plan. At the time the EPS goal was set, the Committee expected that each NEO’s actual fiscal year bonus would be substantially lower than the maximum payment permitted under the Bonus Plan upon achievement of the initial performance goal. The EPS goal is expected to reduce the bonus amount from the maximum available.

To determine the funding of the Bonus Plan, a multiplier is applied depending on the adjusted EPS achieved. Funding the Bonus Plan within a range of 1.0x to 1.24x required an

Applied Materials, Inc.    25

adjusted EPS for fiscal 2015 within a range of $1.07 to $1.28, and an adjusted EPS above or below this range would have increased or decreased the multiplier. The Committee certified the achievement of non-GAAP adjusted EPS of $1.19 for fiscal 2015, which resulted in a funding multiplier of 1.14x.

Our fiscal 2015 EPS target range, actual non-GAAP adjusted EPS result and overall funding level are below:

	Target Range	Actual
Fiscal 2015 Non-GAAP EPS	$1.07 - $1.28	$1.19

Bonus Funding Multiplier	1.00x - 1.24x

Adjusted EPS is a non-GAAP measure that excludes certain items from EPS determined in accordance with GAAP, such as acquisition and deal costs associated with prior transactions, as well as the Business Combination, gain on derivatives associated with the Business Combination, restructuring, inventory and asset impairment charges, the reinstatement of federal R&D tax credit, the resolution of audits of prior years’ income tax filings and other tax items, and foreign exchange loss.

Corporate Scorecard Goals. If the initial performance goal is met and the bonus pool is funded, the Committee then reviews the achievement of corporate scorecard goals by each NEO. The corporate scorecard goals create additional incentive for our NEOs since at least a portion of the goals must be achieved in order for any bonus to be paid. The Committee believes that this dual-level performance framework appropriately emphasizes Company achievement of adjusted operating profit and adjusted EPS, which are important measures of operating and financial performance, while providing necessary flexibility to focus on the achievement of key business imperatives by individual NEOs.

For fiscal 2015, in developing the corporate scorecard goals and their weightings that were recommended to the Committee, management considered the importance of shared goals for all the NEOs, and analyzed the relative importance of each goal to Applied’s business strategy and the anticipated difficulty of achieving the goals in the aggregate. The fiscal 2015 corporate scorecard included goals related to customer satisfaction, product development and growth, employee engagement and development, operational execution and financial performance. These goals and their weightings were the same for all NEOs, except for Dr. Addiego. Dr. Addiego’s weightings differed slightly from those of the other NEOs’ to focus him on achieving objectives in critical areas for his function and Applied’s business overall – enhancing product development and quality, and improving operational execution, while reducing costs. The Committee considered and provided input on goals and weightings initially proposed by management, which was incorporated into the final goals and weightings that subsequently were approved by the Committee.

At the end of fiscal 2015, the Committee reviewed actual performance against the corporate scorecard goals and the respective weightings for each goal, as to each NEO who was an executive officer at the end of fiscal 2015. The achievement of the corporate scorecard goals was, on average, 0.93x of target for these NEOs due in large part to TSR performance below targeted levels.

The following table shows fiscal 2015 corporate scorecard goals, their relative weightings for each NEO and levels of achievement.

NEO	(1) Customers, Field and Service: grow number of tools under service contracts, and achieve customer loyalty objectives	(2) Products and Growth: achieve product adoption and penetration milestones, and grow targeted technology pipeline	(3) People and Organization: achieve employee engagement and development objectives	(4) Execution: achieve product development objectives, improve operational and manufacturing efficiencies and quality, reduce cost	(5) Performance: grow fiscal 2015 company and business segment market share, achieve gross margin targets, and adjusted EPS and TSR targets
Addiego	2.50%	15.0%	10.0%	27.5%	45.0%
All Other NEOs	10.0%	15.0%	10.0%	15.0%	50.0%
Achievement Level	Achieved	Achieved	Achieved	Achieved	Partially Achieved
Æ Goals tied to objective and quantifiable metrics Æ 0.93x average result

Individual Performance Factor. The Committee also considered the individual performance of each NEO as indicated by that NEO’s individual performance factor (“IPF”). The IPF applies only if the Bonus Plan is funded and at least some of the corporate scorecard goals are achieved. The IPF modifies the initial bonus amount as determined based on achievement against the corporate scorecard goals. The IPF modifier may range from 0% to 200%. However, the aggregate bonuses paid under the Bonus Plan cannot exceed the overall bonus pool funding.

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COMPENSATION DISCUSSION AND ANALYSIS

While the corporate scorecard goals are shared by all NEOs, the IPF for each NEO other than Mr. Dickerson is based on performance against personal objectives established at the beginning of the year, as well as the NEO’s current and expected contributions to the business. NEO personal objectives included business unit or functional group objectives, as well as objectives related to special initiatives and personal development. The IPF for Mr. Dickerson is based on the Committee’s year-end assessment of his overall performance during the year.

At the end of fiscal 2015, Mr. Dickerson recommended, and the Committee approved, the IPF ratings for the other NEOs,

which ranged from 95% to 120%. The Committee reviewed Mr. Dickerson’s leadership and contributions in driving the strong fiscal 2015 financial results, as well as overall business performance, and assigned him an IPF of 110%.

Actual Bonus Payouts. The NEOs’ performance against corporate scorecard goals and IPF ratings resulted in an average bonus payout of 101%, which was below the bonus pool funding multiplier. The diagram below shows the results for each of the four key steps in determining the NEOs’ fiscal 2015 annual incentive bonuses.

Fiscal 2015 Annual Incentive Bonus

The following table shows for each NEO: (1) the maximum amount payable under the Bonus Plan, (2) the target bonus amounts expressed as a percentage of base salary, (3) the target bonus expressed as a dollar amount, (4) the actual fiscal 2015 bonus amount approved by the Committee and paid to the NEO and (5) the actual bonus as a percentage of the bonus target.

NEO	(1) Maximum Bonus Payable ($)	(2) Target Bonus as a Percentage of Base Salary (%)	(3) Target Bonus ($)		(4) Actual Bonus ($)		(5) Percentage of Target Bonus Awarded (%)
Dickerson	$5,000,000	200%	$2,000,000		$2,090,000		105%
Halliday	$2,531,250	135%	$843,750		$961,875		114%
Addiego	$1,518,000	110%	$506,000		$440,220		87%
Larkins	$1,584,000	110%	$528,000		$476,520		90%
Salehpour	$2,227,500	135%	$742,500		$846,450		114%
Splinter	$2,190,864	175%	$730,288	*	$730,288	*	100%
Thakur	$2,328,750	135%	$776,250		$776,250		100%

*      Mr. Splinter’s target and actual bonuses were prorated to reflect service and performance during the period from the beginning of fiscal 2015 until his retirement as an executive officer in March 2015.

Applied Materials, Inc.    27

Long-Term Incentives

Overview. Applied’s long-term incentive compensation program is intended to help (1) achieve our business objectives, (2) attract, motivate and retain key talent, and (3) align our executives’ interests with stockholders’ interests to maximize long-term stockholder value.

Timing of Awards. The Committee grants equity and other long-term incentive awards to NEOs under our stockholder-approved Employee Stock Incentive Plan (the “Stock Plan”). The Committee has not granted, nor does it intend to grant, equity awards in anticipation of the release of material, nonpublic information that is likely to result in changes to the price of our common stock, such as a significant positive or negative earnings announcement. Similarly, Applied has not timed, nor does it intend to time, the release of material, nonpublic information based on equity award grant dates.

Determination Among Different Types of Awards. In considering whether to grant performance shares, restricted stock units, stock options, other types of awards, or a combination of awards during any fiscal year, the Committee considers both current and expected incentive and retention needs, market competitiveness and business strategies. The Committee also considers the expense against earnings for accounting purposes compared to the expected benefit of new awards to Applied and the NEOs, as well as the value of awards already held by the NEOs. The Committee and management regularly monitor the environment in which Applied operates and make changes to our long-term incentive program to help us meet the objectives of our executive compensation program. The CEO makes recommendations with respect to the type and size of awards, other than for himself. The Committee then determines individual awards for each NEO, with consideration given to the CEO’s recommendations, as well as the NEO’s performance and contributions to Applied’s success, skill set, prior experience, time in his position and internal equity.

Fiscal 2015 Performance-Based Equity Awards

After granting cash-based long-term incentive awards in fiscal 2014 due to excise tax considerations related to the Business Combination, the Committee decided to return to an equity-based long-term incentive program in fiscal 2015. The Committee granted performance shares for fiscal 2015 that require the achievement of an adjusted operating profit margin goal and provide an incentive tied to the achievement of a relative TSR goal. The return to granting equity awards continues to strongly align our executives’ interests with those of our stockholders and motivates our NEOs to create long-term stockholder value.

For fiscal 2015, the Committee granted target number of performance shares listed in the following table to our NEOs, except Mr. Splinter. The Committee did not grant Mr. Splinter a long-term incentive award for fiscal 2015, as the Committee believed that the terms of his retention agreement already provided sufficient incentive and retention value until his expected retirement at the end of March 2015.

NEO	Target Value of Awards(1) ($)	Equivalent Number of Shares(2)
Dickerson	$9,000,000	371,287
Halliday	$3,500,000	144,389
Addiego	$1,750,000	72,195
Larkins	$1,750,000	72,195
Salehpour	$2,500,000	103,135
Splinter	—	—
Thakur	$2,500,000	103,135
(1)	Target value of awards is based on Applied’s stock price on grant date. Amounts shown in “Stock Awards” column of Summary Compensation Table represent grant date fair value determined pursuant to Accounting Standards Codification 718.
(2)	Number of shares calculated by dividing target value of awards by $24.24, the closing price of Applied stock on December 8, 2014, the grant date.

Size of Performance-Based Equity Awards. In determining the size of the awards, the Committee considered each NEO’s award as a component of his total direct compensation. The Committee reduced the size of fiscal 2015 awards, as compared to the size of the NEOs’ fiscal 2014 long-term incentive awards. At the time the fiscal 2015 performance shares were granted in December 2014, the Business Combination was still pending. While it was of paramount importance to retain the NEOs at that time, the Committee, in consultation with management, determined that the fiscal 2015 target grant sizes provided sufficient performance-based equity incentives to align compensation with the long-term interests of our stockholders, were in line with market norms for the NEOs’ respective roles and were sufficient to provide retention incentive for them.

Annual Adjusted Operating Profit Margin Goal. The fiscal 2015 performance shares are subject to the achievement of a non-GAAP adjusted operating profit margin of at least 16% in any one of fiscal years 2015 through 2018. If this performance goal is met, then 100% of the target performance shares will be eligible for time-based vesting over four years. We believe these goals are appropriate in light of the cyclical nature of the industries in which we operate.

28    2016 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

In fiscal 2015, Applied achieved a non-GAAP adjusted operating profit margin of 19.6%. As a result, 100% of the target performance shares became eligible for time-based vesting over four years.

Fiscal 2015 Adjusted Operating

Profit Margin Target and

Actual Result

Adjusted operating profit margin is a non-GAAP measure that excludes certain items from operating profit margin determined in accordance with GAAP, such as acquisition, integration and deal costs associated with prior transactions, as well as the Business Combination, gain on derivatives associated with the Business Combination, restructuring, inventory and asset impairment charges, and foreign exchange loss.

Relative TSR Incentive. In order to focus the NEOs even more intently on creating long-term stockholder value, the fiscal 2015 performance shares include an additional incentive tied to targeted levels of relative TSR, measured against a peer group comprised of companies in the S&P 500 Information Technology Index. The TSR incentive requires, as a threshold, that Applied satisfy the annual adjusted operating profit margin goal. In this way, NEOs will be rewarded for achieving strong operating results, as well as for creating meaningful additional stockholder value.

If the annual adjusted operating profit margin goal is achieved and Applied’s relative TSR for the two-year period ending on the last day of fiscal 2016 is at least the 60th percentile of the S&P 500 Information Technology Index, then additional shares above the target amount will become eligible for time-based vesting, as set forth below.

Depending on the level of achievement of both the operating profit margin and TSR goals, the total number of shares that may become eligible to vest under the time-based schedule ranges from 0% to 150% of the target number. In order for the maximum number of shares to become eligible to vest, annual adjusted operating profit margin must be greater than 16% in any one of the four years and TSR must be at the 75th percentile or higher within the S&P 500 Information Technology Index over the first two years.

In addition, the NEO must remain an employee of Applied through December 19, 2018 in order for all amounts to vest. The four-year vesting schedule is intended to retain and reward our NEOs for achieving operational and financial goals, while also promoting a long-term focus on sustained performance and total shareholder return. We believe that the performance goal and the vesting schedule demonstrate Applied’s commitment to pay for performance and further our goal to retain our NEOs.

Additional Compensation Programs and Policies

Deferred Compensation Plan

We amended our deferred compensation plan in fiscal 2015. The amended plan, the 2016 Deferred Compensation Plan (the “2016 Plan”), effective in October 2015, allows our NEOs and other eligible employees to voluntarily defer on a pre-tax basis a portion of their eligible earnings. We do not provide matching or other employer contributions under this plan. Deferrals made prior to October 2015 continue to be credited with deemed interest and are subject to the distribution rules in place prior to the plan amendment. Beginning in fiscal 2016, participants are permitted to notionally invest new deferrals in certain investment options newly available under the plan. Additionally, for new deferrals, the 2016 Plan provides new distribution rules for in-service distributions and upon a qualifying separation from service, disability and change in control. See “Nonqualified Deferred Compensation” below for more information about the 2016 Plan.

Retirement Benefits under the 401(k) Plan and Generally Available Benefits Programs

During fiscal 2015, substantially all U.S. employees, including the NEOs, were eligible to participate in Applied’s 401(k) plan, a tax-qualified retirement plan. Eligible Applied 401(k) plan participants receive matching contributions from Applied. Other than the 401(k) plan, we do not provide defined benefit pension plans or defined contribution retirement plans to the NEOs or other employees except as required in certain countries outside the U.S. for legal or competitive reasons.

Applied Materials, Inc.    29

Applied offers a number of other benefits programs to a broad base of eligible employees, including a tax-qualified employee stock purchase plan, medical, dental and vision insurance, long-term and short-term disability plans, life and accidental death and dismemberment plans, health and dependent care flexible spending accounts, business travel insurance, wellness programs, educational assistance, employee assistance program and certain other country-specific benefits.

Applied annually benchmarks its overall benefits programs against our peers, including the 401(k) plan, but excluding the 2016 Plan. Applied generally targets its overall broad-based benefits programs, excluding the 2016 Plan, at approximately the market median, which the Committee believes allows us to remain competitive in attracting and retaining talent. We also evaluate the competitiveness of our 401(k) plan against plans of other technology companies.

The benefits provided under the programs discussed above are not considered by the Committee in determining an individual NEO’s total compensation.

Relocation Program

Applied maintains a relocation program available to all employees, under which it provides competitive relocation benefits to ensure it can fill positions critical to its business needs and provide career development opportunities for high-potential employees. Benefits for employees on international assignment include reimbursement on an after-tax basis for housing and transportation allowances and living and travel expense reimbursements, as well as tax equalization that is intended to put employees who relocate in service to Applied in the same position, from a tax-liability perspective, that they would be in if they were still located in the United States.

In 2014, we requested Mr. Dickerson to relocate full-time to Japan to continue leading critical efforts toward the then-anticipated completion of the Business Combination, to prepare for the critical post-closing integration period and to ensure a smooth transition. Mr. Dickerson agreed to relocate, along with his family, to Japan in August 2014. The Committee approved the relocation benefits, which are reported in the Summary Compensation Table. These benefits included housing, transportation and moving expenses, a cost of living adjustment, education expense reimbursements, relocation allowance, amounts for taxes incurred in connection with the relocation, as well as tax equalization for increased tax-liability resulting from his relocation to Japan in service of Applied, which did not have a compensatory purpose.

Employment, Retention and Separation Agreements

Employment Agreements. In August 2013, Applied entered into employment agreements with Mr. Dickerson in connection with his appointment as President and CEO and with Mr. Splinter in connection with his appointment as Executive Chairman of the Board. These agreements were not amended in fiscal 2015. Mr. Splinter retired as an executive officer in March 2015. See “Employment, Retention and Separation Agreements” on page 36 for additional information.

Amended Retention Agreements. In connection with the Business Combination, the Committee approved retention agreements for our NEOs in September and December 2013, except for Dr. Addiego who joined Applied in March 2014. In December 2014, the Committee amended these retention agreements (except for Mr. Splinter’s) to provide that vesting of certain awards that were otherwise scheduled to vest in calendar year 2015 would accelerate to three trading days prior to the expected closing of the Business Combination. This vesting acceleration would be conditioned upon the closing of the Business Combination and would apply only if the NEO was expected to be a “disqualified individual” and subject to a 15% excise tax under Section 4985 of the Code in respect of such equity awards. This partial acceleration of vesting would have helped to mitigate some, but not all, of the 15% excise tax impact on our NEOs. The excise tax would have still applied to any outstanding equity awards held by the NEOs upon consummation of the Business Combination.

The Committee also amended the retention agreements to delay the payment date of the retention bonus for each NEO (other than Mr. Dickerson, whose agreement did not provide for a retention bonus) from March 31, 2015 to the earlier of (1) the date six months after the closing or termination of the Business Combination and (2) December 11, 2015, subject to the NEO’s continued employment through the applicable date. The Committee approved this delay in light of the critical need to retain the executives through the period following closing or termination of the Business Combination.

Also in December 2014, the Committee approved payment by Applied of the 15% excise tax and related taxes on such payment, that would have been imposed on the fiscal 2015 equity awards granted to the NEOs (except for Mr. Splinter, who did not receive a fiscal 2015 equity award) upon the closing of the Business Combination. To preserve the long-term incentive and retention value of these awards, the Committee did not provide for acceleration of vesting.

With the termination of the Business Combination, the NEOs did not receive the vesting acceleration or the tax assistance related to their fiscal 2015 equity awards.

Separation Agreement. In August 2015, we entered into a separation agreement with Dr. Thakur in connection with his departure from the Company on October 30, 2015. Under

30    2016 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

the agreement, Applied agreed to pay Dr. Thakur three cash payments of $1,000,000 each within 45 days following his departure from the Company, on March 15, 2016 and within 45 days following the one-year anniversary of his departure. Applied also agreed to accelerate vesting of a total of 168,750 performance shares and $1,293,750 of cash-settled performance units, all of which otherwise would have vested in December 2015. Dr. Thakur’s right to receive or retain the cash payments payable on March 15, 2016 and on the one-year anniversary of his departure will end if, prior to the applicable payment date, he engages in a disqualifying activity (as defined in the agreement), or otherwise breaches certain non-solicitation, confidentiality, non-disparagement or other obligations under the agreement, unless waived by Applied. The Committee believed that the separation package provided to Dr. Thakur was appropriate to encourage compliance with his post-employment obligations.

Stock Ownership Guidelines

We have stock ownership guidelines to help align the interests of our directors and NEOs with those of our stockholders. The guidelines provide that directors and NEOs should meet the following ownership levels in Applied stock within five years from the individual’s initial election or appointment:

Position	Ownership Level
CEO	5x base salary
Other NEOs	3x base salary
Non-employee Directors	$325,000 in value

At the end of fiscal 2015, all of the NEOs whose five-year ownership deadline had passed had met the stock ownership guidelines.

Applied has an insider trading policy that, among other things, discourages hedging and speculation by prohibiting insiders from short sales and trading in publicly listed options for

Applied shares. During fiscal 2015, none of the shares of Applied stock held by our executive officers or directors were pledged as collateral.

Clawback Policy

We have a “clawback” policy that allows the Board to require reimbursement of incentive compensation from an executive officer in the event intentional misconduct by the officer is determined to be the primary cause of a material negative restatement of Applied’s financial results. The compensation that may be recovered is the after-tax portion of any bonus paid to, and any performance-based equity awards earned by, the NEO within the 12 months after filing of the financial statements, if the compensation would not have been paid to the NEO had Applied’s financial results been reported properly. The policy applies to financial statements filed in a rolling three-year, look-back period. This clawback policy is in addition to any policies or recovery rights that are provided under applicable laws, including the Sarbanes-Oxley Act and the Dodd-Frank Act.

Tax Deductibility

Section 162(m) of the Code places a $1 million limit on the amount of compensation that Applied may deduct in any one year for compensation paid to the CEO and the three other most highly compensated executive officers (excluding the CFO). However, compensation that qualifies as “performance-based” under Section 162(m) may be excluded from the $1 million limit. Our Stock Plan and Bonus Plan are intended to permit (but not require) the Committee to award compensation that is “performance-based” and thus fully tax-deductible by Applied. While the Committee considers the deductibility of compensation as a factor in making compensation decisions, the Committee retains the flexibility to provide compensation that is consistent with the Company’s goals for its executive compensation program even if such compensation is not fully tax deductible.

HUMAN RESOURCES AND COMPENSATION COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that Applied specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act.

The Human Resources and Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis for fiscal 2015. Based on the review and discussions, the Human Resources and Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in Applied’s Proxy Statement for its 2016 Annual Meeting of Stockholders.

This report is submitted by the Human Resources and Compensation Committee.

Thomas J. Iannotti (Chair)

Alexander A. Karsner

Willem P. Roelandts

Applied Materials, Inc.    31

EXECUTIVE COMPENSATION

Summary Compensation Table for Fiscal 2015, 2014 and 2013

The following table shows compensation information for fiscal 2015, 2014 and 2013 for our NEOs.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)		Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)
Gary E. Dickerson President and Chief Executive Officer	2015 2014 2013	995,385 980,000 776,538	10,818,374 — 4,684,000		— — 3,011,110	2,090,000 14,905,273 1,560,650	4,189,049 539,732 287,171	(3)	18,092,808 16,425,005 10,319,469
Robert J. Halliday Senior Vice President, Chief Financial Officer	2015 2014 2013	613,462 575,000 484,528	4,207,134 2,038,800 1,984,750		— — —	961,875 6,730,054 768,488	41,082 2,971,113 322,300	(4)	5,823,553 12,314,967 3,560,066
Ginetto Addiego Senior Vice President, Engineering	2015 2014 2013	457,692 — —	2,103,581 — —		— — —	440,220 — —	365,889 — —	(5)	3,367,382 — —
Thomas F. Larkins Senior Vice President, General Counsel and Corporate Secretary	2015 2014 2013	480,000 480,000 413,538	2,103,581 — 5,900,250		— — —	476,520 2,710,610 480,480	12,808 12,840 757,276	(6)	3,072,909 3,203,450 7,551,544
Ali Salehpour Senior Vice President, General Manager, New Markets and Service Group	2015 2014 2013	550,000 485,385 353,885	3,005,095 2,575,200 3,549,200		— — —	846,450 3,072,774 545,952	12,815 12,343 12,279	(7)	4,414,360 6,145,702 4,461,316
Michael R. Splinter(8) Former Executive Chairman of the Board	2015 2014 2013	459,846 980,000 980,000	196,752 — 6,733,250	(9)	— — —	730,288 8,535,273 1,560,650	2,877,528 12,718 12,783	(10)	4,264,414 9,527,991 9,286,683
Randhir Thakur(11) Former Executive Vice President, General Manager, Silicon Systems Group	2015 2014 2013	575,000 575,000 575,000	5,870,470 — 2,927,500	(12)	— — —	776,250 4,736,133 667,575	15,234 13,604 12,922	(13)	7,236,954 5,324,737 4,182,997
(1)	Amounts shown do not reflect compensation actually received by the executive officer. Instead, the amounts reported represent the aggregate grant date fair value of stock awards or a stock option granted in the respective fiscal years, as determined pursuant to ASC 718 (but excluding the effect of estimated forfeitures for performance-based awards). The assumptions used to calculate the value of awards are set forth in Note 12 of the Notes to Consolidated Financial Statements included in Applied’s Annual Report on Form 10-K for fiscal 2015 filed with the SEC on December 9, 2015.
(2)	Amounts consist of (a) bonuses earned under bonus plans for services rendered in the respective fiscal years and (b) for fiscal 2014, fully-earned amounts under cash-settled performance units.
(3)	Amount consists of (a) Applied’s matching contribution of $11,925 under the tax-qualified 401(k) Plan, (b) Applied’s payment on behalf of Mr. Dickerson of $960 in term life insurance premiums, (c) a payment of $128,700 of accrued dividends upon the vesting of restricted stock and (d) a payment of $375 under Applied’s Patent Incentive Award Program. Amount also includes $430,844 for relocation expenses relating to housing, transportation and moving expenses, a cost of living adjustment, education expense reimbursements and a relocation allowance related to Mr. Dickerson’s relocation in contemplation of the closing of the Business Combination, $3,235,728 for tax equalization and $380,517 for taxes incurred in connection with the foregoing, all paid pursuant to Applied’s standard relocation program, which is available to all employees. See “Relocation Program” on page 30 for more information.
(4)	Amount consists of (a) Applied’s matching contribution of $12,027 under the tax-qualified 401(k) Plan, (b) Applied’s payment on behalf of Mr. Halliday of $938 in term life insurance premiums and (c) $28,117 in mortgage assistance.
(5)	Amount consists of (a) Applied’s matching contribution of $15,058 under the tax-qualified 401(k) Plan, (b) Applied’s payment on behalf of Dr. Addiego of $831 in term life insurance premiums and (c) $350,000, the second installment of a sign-on and retention bonus that is subject to pro-rata repayment by Dr. Addiego if he resigns or his employment is terminated within two years of his hire in March 2014.
(6)	Amount consists of (a) Applied’s matching contribution of $11,925 under the tax-qualified 401(k) Plan and (b) Applied’s payment on behalf of Mr. Larkins of $883 in term life insurance premiums.
(7)	Amount consists of (a) Applied’s matching contribution of $11,925 under the tax-qualified 401(k) Plan and (b) Applied’s payment on behalf of Mr. Salehpour of $890 in term life insurance premium.
(8)	Mr. Splinter retired as an executive officer on March 31, 2015 and as a non-employee director on June 5, 2015.
(9)	Represents grant date fair value of an automatic annual restricted stock unit award granted to non-employee directors, as determined pursuant to ASC 718. Mr. Splinter forfeited the entire award upon his retirement as a non-employee director on June 5, 2015.
(10)	Amount consists of (a) Applied’s matching contribution of $11,925 under the tax-qualified 401(k) Plan, (b) Applied’s payment on behalf of Mr. Splinter of $400 in term life insurance premiums, (c) payments made in connection with Mr. Splinter’s retirement from Applied of $113,077 for accrued paid-time-off benefits and $2,713,142 in severance under his August 2013 employment agreement and (d) a prorated annual retainer of $38,984 for Mr. Splinter’s service as Applied’s non-employee Chairman of the Board.
(11)	Dr. Thakur departed from the Company on October 30, 2015.

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EXECUTIVE COMPENSATION

(12)	Amount consists of (a) $3,005,095, the grant date fair value of a performance shares award, which Dr. Thakur forfeited in its entirety upon his departure from the Company on October 30, 2015 and (b) $2,865,375, the incremental fair value as determined pursuant to ASC 718 of previously-granted stock awards that were modified on August 7, 2015 to provide for vesting acceleration under Dr. Thakur’s separation agreement and that would have vested in December 2015.
(13)	Amount consists of (a) Applied’s matching contribution of $12,046 under the tax-qualified 401(k) Plan, (b) Applied’s payment on behalf of Dr. Thakur of $938 in term life insurance premiums and (c) a payment of $2,250 under Applied’s Patent Incentive Award Program.

Grants of Plan-Based Awards for Fiscal 2015

The following table shows all plan-based awards granted to the NEOs during fiscal 2015.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Gary E. Dickerson	12/8/2014 —	— 0	— 2,000,000	— 5,000,000	— —	371,287 —	556,930 —	— —	— —	— —	10,818,374 —
Robert J. Halliday	12/8/2014 —	— 0	— 843,750	— 2,531,250	— —	144,389 —	216,583 —	— —	— —	— —	4,207,134 —
Ginetto Addiego	12/8/2014 —	— 0	— 506,000	— 1,518,000	— —	72,195 —	108,292 —	— —	— —	— —	2,103,581 —
Thomas F. Larkins	12/8/2014 —	— 0	— 528,000	— 1,584,000	— —	72,195 —	108,292 —	— —	— —	— —	2,103,581 —
Ali Salehpour	12/8/2014 —	— 0	— 742,500	— 2,227,500	— —	103,135 —	154,702 —	— —	— —	— —	3,005,095 —
Michael R. Splinter	— —	— 0	— 730,288	— 2,190,864	— —	— —	— —	— —	— —	— —	— —
Randhir Thakur	12/8/2014 — —	— 0 —	— 776,250 —	— 2,328,750 —	— — —	103,135 — —	154,702 — —	— — —	— — —	— — —	3,005,095 — 2,865,375	(3)
(1)	Amounts shown were estimated possible payouts for fiscal 2015 under the Senior Executive Bonus Plan. These amounts were based on the individual NEO’s fiscal 2015 base salary and position. The maximum amount shown is three times the target amount for the NEO, except the amount for Mr. Dickerson, which is the maximum amount payable per participant in any performance period under the Senior Executive Bonus Plan. Actual bonuses received by the NEOs for fiscal 2015 under the Senior Executive Bonus Plan are reported in the Summary Compensation Table under the column titled “Non-Equity Incentive Plan Compensation.”
(2)	Amounts shown do not reflect compensation actually received by the NEOs. Instead, the amounts represent the aggregate grant date fair value of the awards as determined pursuant to ASC 718 (but excluding the effect of estimated forfeitures for performance-based awards), unless stated otherwise. The assumptions used to calculate the awards’ value are set forth in Note 12 of the Notes to Consolidated Financial Statements included in Applied’s Annual Report on Form 10-K for fiscal 2015 filed with the SEC on December 9, 2015.
(3)	Represents the incremental fair value as determined pursuant to ASC 718 of previously-granted stock awards that were modified on August 7, 2015 to provide for vesting acceleration under Dr. Thakur’s separation agreement and that would have vested in December 2015 (see “Employment, Retention and Separation Agreements” on page 30 for more information).

Applied Materials, Inc.    33

Outstanding Equity Awards at Fiscal 2015 Year-End

The following table shows all outstanding equity awards held by the NEOs at the end of fiscal 2015.

	Option Awards						Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Gary E. Dickerson	500,000 — — —	500,000 — — —	(3)	— — — —	15.06 — — —	9/1/2020 — — —	— 175,000 300,000 —	(4) (5)	— 2,877,000 4,932,000 —	— — — 371,287	(6)	— — — 6,103,958
Robert J. Halliday	— — — —	— — — —		— — — —	— — — —	— — — —	20,000 75,000 80,000 —	(7) (8) (9)	328,800 1,233,000 1,315,200 —	— — — 144,389	(10)	— — — 2,373,755
Ginetto Addiego	—	—		—	—	—	—		—	72,195	(11)	1,186,886
Thomas F. Larkins	— — —	— — —		— — —	— — —	— — —	106,250 112,500 —	(12) (13)	1,746,750 1,849,500 —	— — 72,195	(11)	— — 1,186,886
Ali Salehpour	— — —	— — —		— — —	— — —	— — —	91,000 112,500 —	(14) (13)	1,496,040 1,849,500 —	— — 120,000 103,135	(15) (16)	— — 1,972,800 1,695,539
Michael R. Splinter	—	—		—	—	—	—		—	—		—
Randhir Thakur	— — — —	— — — —		— — — —	— — — —	— — — —	69,900 5,100 105,000 187,500	(17) (18) (19) (20)	1,149,156 83,844 1,726,200 3,082,500	— — — — 103,135	(21)	— — — — 1,695,539
(1)	Stock awards consist of restricted stock units, performance shares and performance-based restricted stock, all of which will be converted into Applied common stock on a one-to-one basis upon vesting. All future vesting of shares is subject to the NEO’s continued employment with Applied through each applicable vest date.
(2)	Market value was determined by multiplying the number of such shares by the closing price of Applied common stock of $16.44 on October 23, 2015, the last trading day of fiscal 2015, as reported on the Nasdaq Global Select Market.
(3)	Stock option was granted on September 1, 2013. 250,000 shares subject to the stock option are scheduled to vest on September 1 of each of 2016 and 2017.
(4)	Performance shares were granted on June 19, 2012. These shares are scheduled to vest on July 1, 2016.
(5)	Performance shares were granted on December 5, 2012. Of these, 150,000 shares vested on December 19, 2015 and 150,000 shares are scheduled to vest on December 19, 2016.
(6)	Performance shares were granted on December 8, 2014. Of these, 92,821 shares vested on December 19, 2015 and 92,822 shares are scheduled to vest on December 19 of each of 2016, 2017 and 2018. The number of shares reported in the table is the target amount. Up to an additional 50% of the target amount may be earned, depending on achievement of TSR goals.
(7)	Restricted stock units were granted on December 3, 2012. Of these, 10,000 shares vested on January 1, 2016 and 10,000 shares are scheduled to vest on January 1, 2017.
(8)	Performance shares were granted on February 25, 2013. Of these, 37,500 shares vested on December 19, 2015 and 37,500 shares are scheduled to vest on December 19, 2016.
(9)	Restricted stock units were granted on November 10, 2013. Of these, 40,000 shares vested on November 10, 2015 and 40,000 shares are scheduled to vest on November 10, 2016.
(10)	Performance shares were granted on December 8, 2014. Of these, 36,097 shares vested on December 19, 2015, 36,097 shares are scheduled to vest on December 19 of each of 2016 and 2017, and 36,098 shares are scheduled to vest on December 19, 2018. The number of shares reported in the table is the target amount. Up to an additional 50% of the target amount may be earned, depending on achievement of TSR goals.

34    2016 Proxy Statement

EXECUTIVE COMPENSATION

(11)	Performance shares were granted on December 8, 2014. Of these, 18,048 shares vested on December 19, 2015 and 18,049 shares are scheduled to vest on December 19 of each of 2016, 2017 and 2018. The number of shares reported in the table is the target amount. Up to an additional 50% of the target amount may be earned, depending on achievement of TSR goals.
(12)	Restricted stock units were granted on December 3, 2012. These shares vested on December 3, 2015.
(13)	Performance shares were granted on December 5, 2012. Of these, 56,250 shares vested on December 19, 2015 and 56,250 shares are scheduled to vest on December 19, 2016.
(14)	Restricted stock units were granted on November 29, 2012. Of these, 45,500 shares vested on December 1, 2015 and 45,500 shares are scheduled to vest on December 1, 2016.
(15)	Performance shares were granted on September 9, 2014. Of these, 30,000 shares vested on December 7, 2015 and 30,000 shares are scheduled to vest on October 1 each of 2016, 2017 and 2018.
(16)	Performance shares were granted on December 8, 2014. Of these, 25,783 shares vested on December 19, 2015 and 25,784 shares are scheduled to vest on December 19 of each of 2016, 2017 and 2018. The number of shares reported in the table is the target amount. Up to an additional 50% of the target amount may be earned, depending on achievement of TSR goals.
(17)	Performance shares were granted on December 5, 2011. Vesting was accelerated for these shares on October 30, 2015 in connection with Dr. Thakur’s departure from the Company.
(18)	Performance-based restricted stock was granted on December 5, 2011. Vesting was accelerated for these shares on October 30, 2015 in connection with Dr. Thakur’s departure from the Company.
(19)	Performance shares were granted on June 19, 2012. These shares were forfeited on October 30, 2015 in connection with Dr. Thakur’s departure from the Company.
(20)	Performance shares were granted on December 5, 2012. Of these, vesting was accelerated for 93,750 shares and 93,750 shares were forfeited on October 30, 2015 in connection with Dr. Thakur’s departure from the Company.
(21)	Performance shares were granted on December 8, 2014. These shares were forfeited on October 30, 2015 in connection with Dr. Thakur’s departure from the Company.

Option Exercises and Stock Vested for Fiscal 2015

The following table shows all stock awards that vested and the value realized upon vesting for each NEO during fiscal 2015.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Gary E. Dickerson	—	—	690,000	15,227,700
Robert J. Halliday	—	—	165,000	3,926,350
Ginetto Addiego	—	—	—	—
Thomas F. Larkins	—	—	218,750	5,411,750
Ali Salehpour	—	—	158,000	3,880,295
Michael R. Splinter(3)	—	—	1,665,000	40,035,113
Randhir Thakur	—	—	643,000	15,100,430
(1)	Of the amounts shown in this column, Applied withheld the following number of shares to cover tax withholding obligations: 364,426 shares for Mr. Dickerson; 83,865 shares for Mr. Halliday; 108,219 shares for Mr. Larkins; 76,306 shares for Mr. Salehpour; 863,092 shares for Mr. Splinter; and 328,065 shares for Dr. Thakur.
(2)	Value realized equals the fair market value of Applied common stock on the vesting date, multiplied by the number of shares that vested. For Mr. Dickerson, amount includes $128,700 of accrued dividend paid upon vesting of restricted stock.
(3)	Of the amounts shown for Mr. Splinter, vesting was accelerated for 603,750 shares (with a corresponding $13,620,600 in value realized on vesting) upon his retirement as an executive officer on March 31, 2015, in accordance with the terms of his employment and retention agreements.

Applied Materials, Inc.    35

Non-Qualified Deferred Compensation

Applied’s 2016 Deferred Compensation Plan (the “2016 Plan”), effective October 12, 2015 (the “Restatement Date”) and formerly known as the 2005 Executive Deferred Compensation Plan, is a non-qualified deferred compensation plan that allows eligible employees, including executive officers, to voluntarily defer receipt of all or a portion of their: (1) eligible sign-on bonus payments, if any, (2) up to 60% of their base salaries, (3) eligible annual bonus payments, if any, and (4) eligible severance payments, if any.

Deferrals made prior to the Restatement Date are retained as separate “rollover” accounts under the 2016 Plan. These deferrals continue to be credited with deemed interest in the sum of (a) the yield-to-maturity of five-year U.S. Treasury notes, plus (b) 1.50%. The deemed interest rate under the 2016 Plan for fiscal 2015 was 2.94% from October 27, 2014 to December 31, 2014 and 3.04% from January 1, 2015 to October 25, 2015. Deferred amounts in the rollover accounts, plus deemed interest thereon, are generally payable on the same date selected by the participants or specified prior to the Restatement Date under the terms of the 2016 Plan. Beginning in fiscal 2016, new deferrals under the 2016 Plan are credited with deemed investment returns, gains or losses based upon investment crediting options newly available under the 2016 Plan. Applied does not make any matching or other employer contributions to the plan.

Under the 2016 Plan, a change in control (as defined prior to the Restatement Date), would trigger the distribution of all deferred balances in the rollover accounts. For new account balances after the Restatement Date, the 2016 Plan provides new distribution rules for in-service distribution options and upon a qualifying separation from service, disability and change in control, including the option to change the time and form of payment within three (3) months following a change in control, as such term is defined in the 2016 Plan. Distributions are payable from the general assets of Applied or from the assets of a grantor trust (known as a rabbi trust) established by Applied.

Non-Qualified Deferred Compensation for Fiscal 2015

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Gary E. Dickerson	—	—	—	—	—
Robert J. Halliday	—	—	—	—	—
Ginetto Addiego	—	—	—	—	—
Thomas F. Larkins	—	—	—	—	—
Ali Salehpour	—	—	8,091	—	255,937
Michael R. Splinter	—	—	—	—	—
Randhir Thakur	—	—	—	—	—
(1)	There were no above-market or preferential earnings for fiscal 2015.

Employment, Retention and Separation Agreements

Employment Agreements

Applied does not have employment agreements with any of its NEOs, other than an agreement with Mr. Dickerson. The agreement with Mr. Dickerson was entered into in connection with his appointment as President and Chief Executive Officer. Applied had an employment agreement with Mr. Splinter through his retirement as an executive officer on March 31, 2015.

Gary E. Dickerson. Mr. Dickerson’s employment agreement, dated August 14, 2013, provides that if Applied terminates his employment other than for cause and other than due to death or disability, he would be entitled to receive a lump sum payment equal to 275% of his base salary, provided that he executes an agreement containing a release of claims and non-solicitation and non-disparagement provisions in favor of Applied.

For purposes of Mr. Dickerson’s agreement, “cause” generally means the willful failure to perform his duties after written notice and an opportunity to cure; the willful commission of a wrongful act that caused, or was reasonably likely to cause, substantial damage to Applied, or an act of fraud in the performance of his duties; conviction for the commission of a felony in connection with the performance of his duties; or the order of a federal or state regulatory authority requiring the termination of his employment.

36    2016 Proxy Statement

EXECUTIVE COMPENSATION

Michael R. Splinter. Under Mr. Splinter’s employment agreement, dated August 15, 2013, he received a lump sum payment equal to the sum of (i) 275% of his base salary and (ii) an amount equal to 18 months of continued health coverage premiums in connection with his retirement as an executive officer. Under Mr. Splinter’s employment agreement (as modified by his retention agreement described below), upon his retirement, vesting was accelerated for all his time-based equity awards that, as of December 20, 2013, were not subject to performance goals.

Retention Agreements

In connection with the Business Combination, Applied entered into retention agreements in October 2013 and December 2013 with its NEOs, except for Dr. Addiego, who joined Applied in March 2014. The retention agreements were amended in December 2014, except for Mr. Splinter’s, because of his anticipated retirement in March 2015.

Retention Bonus. The amended retention agreements provided for a retention bonus for each NEO (except Mr. Dickerson and Mr. Splinter, who were not entitled to retention bonuses) equal to a percentage of the NEO’s base salary as follows: 352.5% for each of Dr. Thakur and Mr. Halliday; and 315% for each of Mr. Larkins and Mr. Salehpour. The payment date of the retention bonus was the earlier of (1) the date that was six months after the closing or termination of the Business Combination or (2) December 11, 2015. Applied paid the retention bonus to the eligible NEOs on October 26, 2015, six months after the termination of the Business Combination.

Target Achievement of Equity Awards. The retention agreements provided that performance measures for certain equity awards would be deemed satisfied at target levels effective prior to the closing of the Business Combination or on the date of the termination of the Business Combination. Except with respect to a single award for each of Mr. Dickerson and Dr. Thakur, the performance goals for the NEOs’ equity awards were in fact achieved prior to the termination of the Business Combination. Accordingly, the NEOs, other than Mr. Dickerson and Dr. Thakur, did not benefit from the deemed target achievement of their equity awards. The awards for Mr. Dickerson and Dr. Thakur that were deemed achieved at target levels remained subject to time-based vesting and continued employment over the vesting period.

Vesting Acceleration of Equity Awards. Mr. Splinter’s retention agreement provided for vesting acceleration of his equity awards upon the earliest of any of (a) his remaining employed with Applied through March 31, 2015, (b) Applied’s termination of his employment without cause, or (c) his termination of his employment for good reason. Vesting was accelerated for Mr. Splinter’s equity awards upon his retirement as an executive officer on March 31, 2015.

The retention agreements for the other NEOs also provided for vesting acceleration of certain equity awards prior to the consummation of the Business Combination. As the Business Combination was terminated, no NEOs, other than Mr. Splinter, received vesting acceleration of their equity awards.

Separation Agreement

On August 7, 2015, Applied entered into a separation agreement and release with Dr. Thakur in connection with his departure from the Company on October 30, 2015. Under the agreement, Applied agreed to pay Dr. Thakur three cash payments of $1,000,000 each within 45 days following his departure from the Company, on March 15, 2016 and within 45 days following the one-year anniversary of his departure. Applied also agreed to accelerate vesting of a total of 168,750 performance shares and $1,293,750 of cash-settled performance units, all of which otherwise would have vested in December 2015. Dr. Thakur’s right to receive or retain the cash payments payable on March 15, 2016 and on the one-year anniversary of his departure will end if, prior to the applicable payment date, he engages in a disqualifying activity (as defined in the agreement), or otherwise breaches certain non-solicitation, confidentiality, non-disparagement or other obligations under the agreement, unless waived by Applied. The separation agreement is described further under “Compensation Discussion and Analysis—Employment, Retention and Separation Agreements” on page 30.

Potential Payments Upon Termination or Change of Control

Applied does not currently have change of control agreements or arrangements with any of its NEOs.

Potential Payments Upon Termination. Under Mr. Dickerson’s employment agreement described above, he would have been entitled to receive $2,695,000 (275% of his annual base salary at the end of fiscal 2015) had Applied terminated his employment without cause on October 23, 2015, the last business day of fiscal 2015. No other NEO was entitled to receive severance payment under an employment agreement in effect on October 23, 2015.

Under Dr. Thakur’s separation agreement, he is entitled to certain cash payments and vesting acceleration of his equity in connection with his departure from the Company on October 30, 2015. Please see the discussion of the separation agreement above.

Vesting Acceleration under the Employee Stock Incentive Plan. Our Stock Plan provides that the vesting of equity awards granted under the plan to employees, including the NEOs, will be accelerated in full upon a change of control of

Applied Materials, Inc.    37

Applied if the successor corporation (or its parent or subsidiary) does not assume or provide a substitute for the outstanding awards. Separately, certain equity awards will be accelerated in full if the award holder is terminated without cause or resigns employment with Applied for good reason, in each case, within 12 months following a change of control of Applied. This double-trigger accelerated vesting does not apply if the applicable award agreement specifically states that it will not apply or if the participant’s employment is terminated due to his or her death or disability, resignation without good reason or termination for cause.

The following table shows the amounts attributable to the accelerated vesting of equity awards under the Stock Plan following a change of control in which the awards are not assumed or substituted for, or within 12 months following a change of control the NEO is terminated without cause or resigns for good reason, in each case assuming the change of control and termination or resignation occurred on October 23, 2015, the last business day of fiscal 2015.

Named Executive Officer	Value of Vesting Acceleration ($)(1)
Gary E. Dickerson	14,602,958	(2)
Robert J. Halliday	5,250,755
Ginetto Addiego	1,186,886
Thomas F. Larkins	4,783,136
Ali Salehpour	7,013,879
Michael R. Splinter	—
Randhir Thakur	6,504,239
(1)	Amount based on the target number of performance shares and restricted stock units for which vesting would have been accelerated, multiplied by $16.44, the closing price of Applied common stock on October 23, 2015.
(2)	The amount for Mr. Dickerson also includes a stock option for 500,000 shares, multiplied by $1.38 (the difference between $16.44 and $15.06, the stock option’s per share exercise price).

Certain Relationships and Related Transactions

Applied’s Audit Committee is responsible for review, approval, or ratification of “related person transactions” involving Applied or its subsidiaries and related persons. Under SEC rules, a related person is a director, officer, nominee for director, or 5% stockholder of a company since the beginning of the previous fiscal year, and their immediate family members. Applied has adopted written policies and procedures that apply to any transaction or series of transactions in which (1) Applied or a subsidiary is a participant, (2) the amount involved exceeds $120,000 and (3) a related person has a direct or indirect material interest.

In accordance with these policies and procedures, the Audit Committee determines whether the related person has a material interest in a transaction and may, in its discretion, approve, ratify or take other action with respect to the transaction. The Audit Committee reviews all material facts related to the transaction and takes into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, the extent of the related person’s interest in the transaction, and the purpose and the potential benefits to the Applied of the transaction.

In addition, the Audit Committee has delegated authority to the Chair of the Audit Committee to review and approve transactions in accordance with specified criteria, if advance review by the Audit Committee is not feasible. Any transactions approved by the Chair must be reported to the Audit Committee at its next regularly-scheduled meeting.

The Audit Committee has adopted standing pre-approvals for limited transactions with related persons. Pre-approved transactions are as follows:

●	any transaction with another company with which a related person’s only relationship is as an employee, director, or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of $1 million or 2% of that company’s total annual revenues;

●	any charitable contribution, grant, or endowment by Applied or The Applied Foundation to a charitable organization, foundation, or university with which a related person’s only relationship is as an employee (other than an executive officer) or a director, if the amount involved does not exceed the lesser of $1 million or 2% of the charitable organization’s total annual receipts;

●	compensation to executive officers or directors that has been approved by the Human Resources and Compensation Committee;

●	transactions in which all stockholders receive proportional benefits or where the rates or charges involved are determined by competitive bids; and

●	banking-related services involving a bank depository of funds, transfer agent, registrar, trustee under a trust indenture, or similar service.

38    2016 Proxy Statement

PROPOSAL 3—RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PROPOSAL 3—RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We are asking stockholders to ratify the appointment of KPMG LLP (“KPMG”) as Applied’s independent registered public accounting firm for fiscal 2016, which began on October 26, 2015 and will end on October 30, 2016. Although ratification is not legally required, Applied is submitting the appointment of KPMG to our stockholders for ratification as a matter of good corporate governance. In the event that this appointment is not ratified, the Audit Committee of the Board will reconsider the appointment.

The Audit Committee appoints the independent registered public accounting firm annually. Before appointing KPMG as our independent registered public accounting firm for fiscal 2016, the Audit Committee considered the firm’s qual-

ifications and performance during fiscal 2015 and 2014. In addition, the Audit Committee reviewed and pre-approved audit and permissible non-audit services performed by KPMG in fiscal 2015 and 2014, as well as the fees paid to KPMG for such services. In its review of non-audit service fees and its appointment of KPMG as Applied’s independent registered public accounting firm, the Audit Committee considered whether the provision of such services was compatible with maintaining KPMG’s independence.

Representatives of KPMG will be present at the Annual Meeting. They will be given an opportunity to make a statement if they wish and will be available to respond to appropriate questions.

Fees Paid to KPMG LLP

The following table shows fees paid by Applied for professional services rendered by KPMG for fiscal 2015 and 2014, which ended on October 25, 2015 and October 26, 2014, respectively. All of the fees shown in the table were approved by the Audit Committee in accordance with its pre-approval process.

Fee Category	Fiscal 2015	Fiscal 2014
	(In thousands)
Audit Fees	$7,221	$5,483
Audit-Related Fees	1,116	208
Tax Fees:
Tax Compliance and Review	337	304
Tax Planning and Advice	61	124
All Other Fees	—	—

Total Fees	$8,735	$6,119

Audit Fees consisted of fees for (a) professional services rendered for the annual audit of Applied’s consolidated financial statements, (b) review of the interim consolidated financial statements included in quarterly reports and (c) services that are typically provided by an independent registered public accounting firm in connection with statutory and regulatory filings or engagements. Audit fees for fiscal 2015 include fees for services provided in connection with a $1.8 billion public offering of senior unsecured notes. Audit fees for fiscal

2014 include fees for services provided as part of a review of the registration statement filed in connection with the terminated Business Combination with Tokyo Electron Limited.

Audit-Related Fees consisted of fees for assurance and related services that were reasonably related to the performance of the audit or review of Applied’s consolidated financial statements and are not reported under “Audit Fees.” Audit-related fees for fiscal 2014 and fiscal 2015 include fees incurred for services in connection with compliance with government-funded grant requirements and audits of financial statements of certain employee benefit plans. Audit-related fees for fiscal 2015 include fees related to accounting consultations and services provided in connection with the terminated Business Combination with Tokyo Electron Limited.

Tax Fees consisted of fees for professional services for tax compliance and review, and tax planning and advice. Tax compliance and review services consisted of federal, state and international tax compliance, assistance with tax audits and appeals, and assistance with customs and duties audits. Tax planning and advice services consisted of consultations related to tax compliance matters and certain international operations.

The Audit Committee has concluded that the provision of the non-audit services described above was compatible with maintaining the independence of KPMG.

✓	THE BOARD RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG AS APPLIED’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2016

Applied Materials, Inc.    39

Policy on Audit Committee’s Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee reviews and, as appropriate, pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services and tax services, as well as specifically designated non-audit services which, in the opinion of the Audit Committee, will not impair the independence of the independent registered public accounting firm. Pre-approval generally is provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and generally is subject to a specific budget. The independent registered public accounting firm and Applied’s management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, including the fees for the services performed to date. In addition, the Audit Committee also may pre-approve particular services on a case-by-case basis, as necessary or appropriate.

Audit Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Applied specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

Composition. The Audit Committee of the Board during fiscal 2015 was composed of the directors named below. Adrianna Ma was appointed to the Audit Committee in December 2015. Each member of the Audit Committee meets the independence and financial experience requirements under applicable SEC rules and Nasdaq listing standards. In addition, the Board has determined that each member of the Audit Committee is an “audit committee financial expert” as defined by SEC rules.

Responsibilities. The Audit Committee operates under a written charter that has been adopted by the Board. The charter is reviewed annually for changes, as appropriate. The Audit Committee is responsible for general oversight of Applied’s auditing, accounting and financial reporting processes, system of internal control over financial reporting and tax, legal, regulatory and ethical compliance. Applied’s management is responsible for: (a) maintaining Applied’s books of account and preparing periodic financial statements based thereon; and (b) maintaining the system of internal control over financial reporting. The independent registered public accounting firm is responsible for auditing Applied’s annual consolidated financial statements.

Review with Management and Independent Registered Public Accounting Firm. The Audit Committee hereby reports as follows:

1.	The Audit Committee has reviewed and discussed with management and the independent registered public accounting firm, KPMG LLP, together and separately, Applied’s audited consolidated financial statements contained in Applied’s Annual Report on Form 10-K for fiscal year 2015.

2.	The Audit Committee has discussed with KPMG matters required to be discussed by applicable standards of the Public Company Accounting Oversight Board.

3.	The Audit Committee has received from KPMG the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence, and has discussed with KPMG its independence.

Based on the review and discussions referred to in paragraphs 1-3 above, the Audit Committee recommended to the Board, and the Board has approved, that the audited consolidated financial statements be included in Applied’s Annual Report on Form 10-K for fiscal year 2015 for filing with the SEC.

The Audit Committee appointed KPMG as Applied’s independent registered public accounting firm for fiscal year 2016 and recommends to stockholders that they ratify the appointment of KPMG as Applied’s independent registered public accounting firm for fiscal year 2016.

This report is submitted by the Audit Committee.

Dennis D. Powell (Chair)

Susan M. James

Robert H. Swan

40    2016 Proxy Statement

PROPOSAL 4—STOCKHOLDER PROPOSAL

PROPOSAL 4—STOCKHOLDER PROPOSAL

Kenneth Steiner, 14 Stoner Ave., 2M, Great Neck, NY 11021, the owner of no fewer than 500 shares of Applied common stock, has submitted the following proposal. The stockholder proposal will be voted on at the 2016 Annual Meeting only if properly presented by or on behalf of the proponent.

Applied is not responsible for the accuracy or content of the proposal and supporting statement, which are presented below as received from the proponent.

THE BOARD RECOMMENDS A VOTE AGAINST THIS STOCKHOLDER PROPOSAL.

Stockholder Proposal

Proposal 4 – Shareholder Proxy Access

RESOLVED: Shareholders ask our board of directors to adopt, and present for shareholder approval, a “proxy access” bylaw as follows:

Require the Company to include in proxy materials prepared for a shareholder meeting at which directors are to be elected the name, Disclosure and Statement (as defined herein) of any person nominated for election to the board by a shareholder or an unrestricted number of shareholders forming a group (the “Nominator”) that meets the criteria established below.

Allow shareholders to vote on such nominee on the Company’s proxy card.

The number of shareholder-nominated candidates appearing in proxy materials should not exceed one quarter of the directors then serving or two, whichever is greater. This bylaw should supplement existing rights under Company bylaws, providing that a Nominator must:

a) have beneficially owned 3% or more of the Company’s outstanding common stock, including recallable loaned stock, continuously for at least three years before submitting the nomination;

b) give the Company, within the time period identified in its bylaws, written notice of the information required by the bylaws and any Securities and Exchange Commission (SEC) rules about (i) the nominee, including consent to being named in proxy materials and to serving as director if elected; and (ii) the Nominator, including proof it owns the required shares (the “Disclosure”); and

c) certify that (i) it will assume liability stemming from any legal or regulatory violation arising out of the Nominator’s communications with the Company shareholders, including the Disclosure and Statement; (ii) it will comply with all applicable laws and regulations if it uses soliciting material other than the Company’s proxy materials; and (iii) to the best of its knowledge, the required shares were acquired in the ordinary course of business, not to change or influence control at the Company.

The Nominator may submit with the Disclosure a statement not exceeding 500 words in support of the nominee (the “Statement”). The Board should adopt procedures for promptly resolving disputes over whether notice of a nomination was timely, whether the Disclosure and Statement satisfy the bylaw and applicable federal regulations, and the priority given to multiple nominations exceeding the one-quarter limit. No additional restrictions that do not apply to other board nominees should be placed on these nominations or re-nominations.

The Security and Exchange Commission’s universal proxy access Rule 14a-11 was vacated after a court decision regarding the SEC’s cost-benefit analysis. Therefore, proxy access rights must be established on a company-by-company basis.

Subsequently, Proxy Access in the United States: Revisiting the Proposed SEC Rule), a cost-benefit analysis by the CFA Institute (Chartered Financial Analyst), found proxy access would “benefit both the markets and corporate boardrooms, with little cost or disruption,” raising US market capitalization by up to $140 billion.

Please vote to enhance shareholder value:

Shareholder Proxy Access – Proposal 4

Board of Directors Statement in Opposition

The Board of Directors recommends that you vote AGAINST Proposal 4 for the following reasons:

We have already implemented proxy access on substantially the same terms as the stockholder proposal.

The Board of Directors believes that this stockholder proposal is unnecessary because our Bylaws already provide stockholders a proxy access right on substantially the same terms: any stockholder (or group of up to 20 stockholders) owning 3% or more of Applied’s common stock continuously for at least 3 years may nominate up to two individuals or 20% of

Applied Materials, Inc.    41

our Board, whichever is greater, as director candidates for election to the Board, and require the Company to include the nominees in our proxy statement. To the extent the terms in our Bylaws differ from the stockholder proposal, they reflect views expressed by stockholders during our outreach efforts, our review of our stockholders’ policies regarding proxy access, and current market practice. Our terms do not contain any provisions that unnecessarily restrict the use of the proxy access right.

As part of our stockholder outreach during 2015, we discussed with stockholders the desirability of proxy access and appropriate terms. Stockholders expressed varying points of view on proxy access; while some indicated support for proxy access, others expressed concerns about the potential costs and disruption that it could impose. Following these discussions and a review of the corporate governance policies of our major stockholders, we amended our Bylaws in December 2015 to implement proxy access. Until the Board took this action, our Bylaws did not provide for proxy access.

The Board believes that the terms of proxy access adopted in our Bylaws are consistent with those generally supported by our largest stockholders, with current market practice, and with the terms adopted by other comparable public companies. These terms contain reasonable procedural safeguards, including limiting ownership aggregation to 20 stockholders (counting all funds under common control as one holder), while at the same providing significant flexibility and opportunity to form a nominating group. Moreover, the Bylaws do not impose any post-meeting ownership requirements for nominating stockholders.

In contrast, the stockholder proposal contemplates proxy access for up to one quarter of the Board, unlimited aggregation of stockholders to satisfy the ownership requirement, and no procedural safeguards. The Board believes that the terms of the proxy access right under our amended Bylaws strike a more appropriate balance in providing long-term, significant stockholders the opportunity to include nominees in our proxy materials, while limiting the risk that proxy access could lead to unnecessary expense and management distraction and enable special interest groups to disrupt our Board composition and corporate strategy in furtherance of an agenda that may not be in the best interests of Applied and our stockholders generally.

We have strong corporate governance practices and accountability to stockholders.

Applied’s current corporate governance structure reflects a significant and ongoing commitment to strong and effective governance practices and accountability to stockholders. We regularly review our corporate governance practices to take into account evolving best practices, and to make sure that our practices address feedback provided by, and are in the best interests of, our stockholders.

In addition to proxy access, we have other corporate governance practices to ensure that the Board remains accountable to stockholders and to provide our stockholders with a meaningful voice in the nomination and election of directors, including:

●	The opportunity to elect each of our directors annually, with a majority voting standard in uncontested elections;

●	The requirement that any director not receiving majority support offer to resign;

●	The ability to recommend director candidates to our Corporate Governance and Nominating Committee, which considers such recommendations in the same manner as recommendations received from other sources;

●	The option to directly nominate director candidates and solicit proxies for the election of those candidates in accordance with our Bylaws and the federal securities laws;

●	The right of stockholders owning 20% of our common stock to request a special meeting of stockholders;

●	The lack of supermajority voting requirements in our governing documents; and

●	The opportunity to vote annually in the “say-on-pay” vote to express their views on executive compensation.

Furthermore, our Board is composed entirely of independent directors, other than our Chief Executive Officer. All of our Board committees are composed fully of independent directors, and we have an independent Chairman of the Board. Our Board regularly reviews Board composition and is committed to having highly qualified, independent voices in the boardroom. In 2015, the Board added two new directors— Eric Chen and Adrianna Ma—each of whom brings unique and valuable background and perspectives to the overall composition of the Board.

In light of the Board’s continued commitment to ensuring effective corporate governance, as evidenced by the adoption of proxy access and as described above and elsewhere in this proxy statement, the Board believes that adoption of the stockholder proposal is not necessary.

✗	THE BOARD RECOMMENDS THAT YOU VOTE AGAINST THIS STOCKHOLDER PROPOSAL

42    2016 Proxy Statement

QUESTIONS AND ANSWERS ABOUT THE PROXY STATEMENT AND OUR 2016 ANNUAL MEETING

QUESTIONS AND ANSWERS ABOUT THE PROXY STATEMENT AND OUR 2016 ANNUAL MEETING

Q:	Why am I receiving these materials?

A:	The Board of Directors of Applied Materials is providing these materials to you in connection with its solicitation of proxies for use at Applied’s 2016 Annual Meeting of Stockholders. The 2016 Annual Meeting will be held on Thursday, March 10, 2016, at our corporate offices at 3050 Bowers Avenue, Building 1, Santa Clara, California 95054. Stockholders are invited to attend the Annual Meeting and to vote on the proposals described in this proxy statement.

These proxy materials are being provided on or about January 27, 2016 to all stockholders of record of Applied as of January 14, 2016.

Q:	What information is contained in these materials?

A:	This Proxy Statement contains important information regarding the 2016 Annual Meeting, the proposals on which you are being asked to vote, the voting process and procedures, and information you may find useful in determining how to vote.

If you requested to receive printed proxy materials, these materials also include an accompanying proxy card. If you received more than one proxy card, this generally means your shares are registered differently or are in more than one account. Please provide voting instructions for each proxy card or, if you vote via the Internet or by telephone, vote once for each proxy card you receive to ensure that all of your shares are voted.

Q:	What proposals will be voted on at the Annual Meeting? What are the Board’s recommendations?

A:	The following table describes the proposals to be voted on at the 2016 Annual Meeting and the Board’s voting recommendations:

Proposal	Board Recommendation
1. Election of eleven directors	✓	FOR each Nominee
2. Approval, on an advisory basis, of the compensation of our named executive officers	✓	FOR
3. Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2016	✓	FOR
4. Stockholder proposal	✗	AGAINST

At the time this Proxy Statement was mailed, we were not aware of any other matters to be presented at the 2016 Annual Meeting other than those set forth in this Proxy Statement and in the notice accompanying this Proxy Statement.

Q:	What is the record date? How many shares are entitled to vote?

A:	Stockholders who owned Applied common stock at the close of business on January 14, 2016, the record date, are entitled to vote at the Annual Meeting. On the record date, there were 1,140,887,056 shares of Applied common stock outstanding. Each share of Applied common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.

A complete list of these stockholders will be available at our corporate offices at 3050 Bowers Avenue, Building 1, Santa Clara, California 95054 during regular business hours for the ten days prior to the Annual Meeting. This list also will be available during the Annual Meeting at the meeting location. A stockholder may examine the list for any legally valid purpose related to the Annual Meeting.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Most Applied stockholders hold their shares as beneficial owners (through a broker, bank, or other nominee) rather than as a stockholder of record (directly in their own name).

Stockholders of record. If your shares are registered directly in your name with Applied’s transfer agent, Computershare Stockholder Services, you are considered the stockholder of record with respect to those shares, and these proxy materials are being sent directly to you. As a stockholder of record, you have the right to grant your voting proxy directly to Applied or to vote in person at the Annual Meeting. If you requested printed proxy materials, we have enclosed an accompanying proxy card for you to use. You may also submit voting instructions via the

Applied Materials, Inc.    43

Internet or by telephone by following the instructions on the accompanying proxy card, as described below under “How can I vote my shares?”

Beneficial Owners. If your shares are held in a brokerage account or by a broker, bank, or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker, bank, or other nominee, which is considered the stockholder of record with respect to those shares. As a beneficial owner, you have the right to direct your broker, bank, or other nominee on how to vote the shares in your account. However, because you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting, unless you request and receive a valid proxy from your broker, bank, or other nominee. Your broker, bank, or other nominee has included a voting instruction form for you to use to direct them how to vote your shares. Please instruct your broker, bank, or other nominee how to vote your shares using the voting instruction form you received from them.

Q: Can I attend the Annual Meeting?

A:	Applied stockholders on the record date or their legal proxy holders may attend the Annual Meeting. To be admitted to the Annual Meeting, you will need a form of photo identification and valid proof of ownership of Applied common stock or a valid legal proxy. If you have a legal proxy from a stockholder of record, you must bring a form of photo identification and the legal proxy to the Annual Meeting. If you have a legal proxy from a street name stockholder, you must bring a form of photo identification, a legal proxy from the record holder (i.e., the bank, broker or other holder of record) to the street name stockholder that is assignable, and the legal proxy from the street name stockholder to you. Each stockholder may appoint only one proxy holder to attend on such stockholder’s behalf.

The use of cameras, recording equipment and other electronic devices (including cell phones, tablets, laptops, etc.) is not permitted at the Annual Meeting.

Q: How can I vote my shares?

A:	You may vote by mail, by telephone, over the Internet, or in person at the Annual Meeting. Votes submitted by telephone or over the Internet must be received by 11:59 p.m., Eastern Time, on Wednesday, March 9, 2016, unless otherwise indicated.

Voting by Mail. If you have requested printed proxy materials, you may vote by mail by signing the proxy card and returning it in the prepaid and addressed envelope enclosed with the proxy materials. By signing and returning the proxy card, you are authorizing the individuals named on the proxy card to vote your shares at the Annual

Meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the Annual Meeting so that your shares will be voted if you are unable to attend the Annual Meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted.

Voting by Telephone or over the Internet. To vote by telephone or over the Internet, please follow either the instructions included on your proxy card or the voting instructions you receive by e-mail or that are being provided via the Internet. If you vote by telephone or over the Internet, you do not need to complete and mail a proxy card.

Voting in Person at the Meeting. If you attend the Annual Meeting and plan to vote in person, we will provide you with a ballot at the Annual Meeting. If you are a stockholder of record, you have the right to vote in person at the Annual Meeting. If you are the beneficial owner of shares held in street name and you wish to vote in person at the Annual Meeting, you will need to bring to the Annual Meeting a legal proxy from your broker or other nominee authorizing you to vote those shares.

Applied Employee Plan Participants. If you are a participant in Applied’s Employee Savings and Retirement Plan 401(k) Plan, your proxy represents all shares you own through the 401(k) Plan, assuming that your shares are registered in the same name. Your proxy will serve as voting instructions for the trustee of the 401(k) Plan. If you own shares through the 401(k) Plan and you do not vote, the 401(k) Plan trustee will vote those shares in the same proportion as other 401(k) Plan participants vote their 401(k) Plan shares. We encourage you to provide instructions to the trustee regarding the voting of your shares. Instructions provided by telephone or over the Internet must be received by 11:59 p.m. Eastern Time on March 7, 2016.

If you own shares purchased through Applied’s Employees’ Stock Purchase Plan or Applied’s Stock Purchase Plan for Offshore Employees that are still held by the plans’ recordkeeper and you do not vote these shares, the shares may be voted in accordance with standard brokerage industry practices only on routine matters.

Q:	Can I change my vote or revoke my proxy?

A:	If you are a stockholder of record, you may change your vote or revoke your proxy at any time before the Annual Meeting. To change your vote or revoke your proxy, you must:

●	sign and return a later-dated proxy card, or enter a new vote by telephone or over the Internet; or

44    2016 Proxy Statement

QUESTIONS AND ANSWERS ABOUT THE PROXY STATEMENT AND OUR 2016 ANNUAL MEETING

●	provide written notice of the revocation to Applied’s Corporate Secretary at: Applied Materials, Inc., Attention: Thomas F. Larkins, Corporate Secretary, 3225 Oakmead Village Drive, M/S 1241, P.O. Box 58039, Santa Clara, CA 95052, before the proxies vote your shares at the Annual Meeting; or

●	attend the Annual Meeting and vote in person.

Only the latest validly executed proxy that you submit will be counted.

Q:	What is the quorum requirement for the Annual Meeting?

A:	A majority of the outstanding shares entitled to vote as of the record date must be present at the Annual Meeting to constitute a quorum and in order to conduct business at the Annual Meeting. Your shares are counted as present if you vote in person at the Annual Meeting, by telephone, over the Internet, or by submitting a properly executed proxy card by mail.

Abstentions and broker non-votes are counted as present for the purpose of determining a quorum.

Q: How are votes counted?

A:	You may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to each of the director nominees. If you elect to abstain from voting on the election of directors, the abstention will not have any effect on the election of directors. In tabulating the voting results for the election of directors, only “FOR” and “AGAINST” votes are counted.

You may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to:

●	the approval, on an advisory basis, of the compensation of our named executive officers;
●	the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2016; and

●	the stockholder proposal regarding proxy access.

If you elect to abstain from voting on any of these three proposals, the abstention will have the same effect as an “AGAINST” vote with respect to such proposals.

If you are a stockholder of record and you sign and return your proxy card without giving specific voting instructions, your shares will be voted on the proposals as recommended by our Board and in accordance with the discretion of the persons named on the proxy card with respect to any other matters that may properly come before the Annual Meeting.

If your shares are held in street name and you do not instruct your broker on a timely basis on how to vote your shares, your brokerage firm, in its discretion, may either leave your shares unvoted or vote your shares on routine matters. Only the ratification of KPMG LLP as our independent registered public accounting firm is a routine matter. Without your voting instructions, your brokerage firm cannot vote your shares on any other proposal. These unvoted shares, called “broker non-votes,” refer to shares held by brokers who have not received voting instructions from their clients and who do not have discretionary authority to vote on non-routine matters. Broker non-votes are not considered entitled to vote and will not affect the outcome of the vote on non-routine proposals. Broker non-votes will not have an effect on the election of any director nominee.

Q: What is the vote requirement to approve each proposal?

A:	The following table describes the proposals to be considered at the Annual Meeting, the vote required to elect directors and to adopt each of the other proposals, and the manner in which votes will be counted:

Proposal	Vote Required	Effect of Abstentions	Effect of Broker Non-Votes

Election of eleven directors	Majority of votes cast	No effect	No effect

Approval, on an advisory basis, of the compensation of our named executive officers	Majority of shares present and entitled to vote thereon	Same as vote against	No effect

Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2016	Majority of shares present and entitled to vote thereon	Same as vote against	Brokers have discretion to vote

Stockholder proposal	Majority of shares present and entitled to vote thereon	Same as vote against	No effect

Applied Materials, Inc.    45

Q:	Who will count the votes? Where can I find the voting results of the Annual Meeting?

A:	Votes will be tabulated by an independent inspector of elections appointed for the Annual Meeting. Preliminary voting results will be announced at the Annual Meeting. Final voting results will be reported in a Current Report on Form 8-K, which will be filed with the SEC following the Annual Meeting.

Q:	Who will bear the cost of soliciting votes for the Annual Meeting?

A:	Applied will bear the entire cost of proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials. We have hired Innisfree M&A Incorporated to assist in the distribution and solicitation of proxies. Solicitations may be made personally or by mail, facsimile, telephone, messenger, or via the Internet. In addition to the estimated proxy solicitation cost of $20,000, plus reasonable out-of-pocket expenses for this service, we will reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding the proxy materials to stockholders.

Q:	Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

A:	In accordance with SEC rules, we are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies of those materials to each stockholder. On January 27, 2016, we mailed a Notice of Internet Availability to our stockholders (other than those who had previously requested electronic or paper delivery) containing instructions on how to access our proxy materials, including this Proxy Statement and our Annual
Report. The Notice of Internet Availability also instructs you on how to vote over the Internet or by telephone

This process is designed to expedite stockholders’ receipt of proxy materials, lower the cost of the Annual Meeting and help conserve natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

Q:	I share an address with another stockholder and we received only one paper copy of the proxy materials. How can I obtain an additional copy of the proxy materials?

A:	Under a practice approved by the SEC called “householding,” stockholders who have the same address and last name and who do not participate in electronic delivery of proxy materials will receive only one mailed copy of our proxy materials, unless one or more of these stockholders notifies us that he or she wishes to receive individual copies. Stockholders who participate in householding will continue to receive separate proxy cards.

If you share an address with another stockholder and received only one set of proxy materials and would like to request a separate paper copy of these materials, please: (1) go to www.proxyvote.com and follow the instructions provided; (2) send an e-mail message to investor_relations@amat.com with “Request for Proxy Materials” in the subject line and provide your name, address and the control number indicated on your proxy card or Notice of Internet Availability; or (3) call our Investor Relations department at (408) 748-5227.

46    2016 Proxy Statement

OTHER MATTERS

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Applied’s directors and executive officers, and holders of more than 10% of Applied common stock to file with the SEC reports about their ownership of common stock and other equity securities of Applied. Such directors, officers and 10% stockholders are required by SEC rules to furnish Applied with copies of all Section 16(a) forms they file.

SEC rules require us to identify in this Proxy Statement anyone who filed a required report late during the most recent fiscal year. Based on our review of forms we received and written representations from certain of the reporting persons, we believe that during fiscal 2015, all Section 16(a) filing requirements were satisfied on a timely basis.

Stockholder Proposals or Nominations for 2017 Annual Meeting

If a stockholder would like us to consider including a proposal in the proxy statement for our 2017 annual meeting pursuant to Rule 14a-8 of the Exchange Act, the proposal must be received by our Corporate Secretary at our principal executive offices on or before September 29, 2016.

A stockholders’ notice of nomination of one or more director candidates to be included in our proxy statement and ballot pursuant to the proxy access right included in Section 2.15 of our Bylaws must be received by our Corporate Secretary at our principal executive offices no earlier than August 30, 2016, and no later than the close of business on September 29, 2016. The notice must contain the information required by our Bylaws, and the stockholder(s) and nominee(s) must comply with the information and other requirements in our Bylaws relating to the inclusion of stockholder nominees in our proxy materials.

If a stockholder seeks to propose other business or nominate a director, but does not seek to include a proposal or director nominee in our proxy statement for our 2017 annual meeting, notice must be received by our Corporate Secretary at our principal executive offices no earlier than November 25, 2016, and no later than the close of business on December 25, 2016.

Our Bylaws contain specific requirements regarding a stockholder’s ability to nominate a director or to submit a proposal for consideration at an upcoming meeting. If you would like a copy of our Bylaws, please contact: Thomas F. Larkins, Corporate Secretary, Applied Materials, Inc., 3225 Oakmead Village Drive, M/S 1241, P.O. Box 58039, Santa Clara, CA 95052.

No Incorporation by Reference

In Applied’s filings with the SEC, information is sometimes “incorporated by reference.” This means that we are referring you to information that has previously been filed with the SEC and the information should be considered as part of the particular filing. As provided under SEC rules, the “Audit Committee Report” and the “Human Resources and Compensation Committee Report” contained in this Proxy Statement are not incorporated by reference into any of our other filings with the SEC, except to the extent we specifically incorporate either report by reference into a filing. In addition, this Proxy Statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this Proxy Statement.

YOU MAY OBTAIN A COPY OF APPLIED’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED OCTOBER 25, 2015 ON OUR WEBSITE AT www.appliedmaterials.com OR WITHOUT CHARGE BY SENDING A WRITTEN REQUEST TO APPLIED MATERIALS, INC., 3050 BOWERS AVENUE, P.O. BOX 58039, M/S 1261, SANTA CLARA, CALIFORNIA 95052-8039, ATTN: INVESTOR RELATIONS.

By Order of the Board of Directors

Santa Clara, California

January 27, 2016

Applied Materials, Inc.    47

APPENDIX

UNAUDITED RECONCILIATION OF NON-GAAP ADJUSTED FINANCIAL MEASURES

	Fiscal Year
	2015	2014	2013	2012	2011
	(In millions, except per share amounts)
Non-GAAP Adjusted Earnings Per Diluted Share
Reported earnings per diluted share—GAAP basis[1]	$1.12	$0.87	$0.21	$0.09	$1.45
Impairment of goodwill and intangible assets	—	—	0.21	0.33	—
Certain items associated with acquisitions[2]	0.14	0.13	0.14	0.19	0.03
Acquisition integration costs	—	0.02	0.02	0.05	0.01
Gain on derivatives associated with terminated business combination, net	(0.05)	(0.02)	—	—	—
Certain items associated with terminated business combination[3]	0.03	0.05	0.01	—	—
Restructuring inventory charges and asset impairments[4,5,6,7]	0.03	—	0.03	0.10	(0.01)
Impairment of strategic investments, net	—	—	—	0.01	(0.01)
Foreign exchange loss due to functional currency change[8]	0.02	—	—	—	—
Other significant gains, losses or charges, net[9]	(0.01)	—	—	—	(0.02)
Reinstatement of federal R&D tax credit and resolution of prior years’ income tax filings and other tax items[1]	(0.09)	0.02	(0.03)	(0.02)	(0.16)

Non-GAAP adjusted earnings per diluted share	$1.19	$1.07	$0.59	$0.75	$1.29

Weighted average number of diluted shares	1,226	1,231	1,219	1,277	1,330
[1]	Results for fiscal 2015 included an adjustment to decrease the provision for income taxes by $28 million with a corresponding increase in net income, resulting in an increase in diluted earnings per share of $0.02. The adjustment was excluded in Applied’s non-GAAP adjusted results and was made primarily to correct an error in the recognition of cost of sales in the U.S. related to intercompany sales, which resulted in overstating profitability in the U.S. and the provision for income taxes in immaterial amounts in each year since fiscal 2010.
[2]	These items are incremental charges attributable to acquisitions, consisting of inventory fair value adjustments on products sold, and amortization of purchased intangible assets.
[3]	These items are incremental charges related to the terminated business combination agreement with Tokyo Electron Limited, consisting of acquisition-related and integration planning costs.
[4]	Results for fiscal 2015 primarily included $35 million of inventory charges, $17 million of restructuring charges and asset impairments related to cost reductions in the solar business, and a $2 million favorable adjustment of restructuring reserves related to prior restructuring plans.
[5]	Results for fiscal 2013 included $39 million of employee-related costs, net, related to the restructuring program announced on October 3, 2012, and restructuring and asset impairment charges of $26 million related to the restructuring program announced on May 10, 2012, partially offset by a favorable adjustment of $2 million related to other restructuring plans.
[6]	Results for fiscal 2012 included employee-related costs of $106 million related to the restructuring program announced on October 3, 2012, restructuring and asset impairment charges of $48 million related to the restructuring program announced on May 10, 2012, and severance charges of $14 million related to the integration of Varian.
[7]	Results for fiscal 2011 included favorable adjustments of $36 million related to a restructuring program announced on July 21, 2010, $19 million related to a restructuring program announced on November 11, 2009, and $5 million related to a restructuring program announced on November 12, 2008, partially offset by asset impairment charges of $30 million primarily related to certain fixed and intangible assets.
[8]	Results for fiscal 2015 included a $19 million foreign exchange loss due to an immaterial correction of an error related to functional currency change.
[9]	These items are significant gains, losses, or charges during a period that are the result of isolated events or transactions which have not occurred frequently in the past and are not expected to occur regularly or be repeated in the future.

Applied Materials, Inc.    A-1

	Fiscal Year
	2015	2014
	(In millions, except percentages)
Non-GAAP Adjusted Gross Profit
Reported gross profit—GAAP basis	$3,952	$3,843
Certain items associated with acquisitions[1]	162	158
Acquisition integration costs	—	1
Inventory charges related to restructuring[3]	35	—
Other significant gains, losses or charges, net[5]	(2)	—

Non-GAAP adjusted gross profit	$4,147	$4,002

Non-GAAP adjusted gross margin (% of net sales)	42.9%	44.1%
Non-GAAP Adjusted Operating Income
Reported operating income—GAAP basis	$1,693	$1,520
Certain items associated with acquisitions[1]	185	183
Acquisition integration costs	2	34
Gain on derivatives associated with terminated business combination, net	(89)	(30)
Certain items associated with terminated business combination[2]	50	73
Restructuring, inventory charges and asset impairments[3]	49	5
Foreign exchange loss due to functional currency change[4]	19	—
Other significant gains, losses or charges, net[5]	(13)	(4)

Non-GAAP adjusted operating income	$1,896	$1,781

Non-GAAP adjusted operating margin	19.6%	19.6%
[1]	These items are incremental charges attributable to completed acquisitions, consisting of amortization of purchased intangible assets.
[2]	These items are incremental charges related to the terminated business combination agreement with Tokyo Electron Limited, consisting of acquisition-related and integration planning costs.
[3]	Results for fiscal 2015 primarily included $35 million of inventory charges, $17 million of restructuring charges and asset impairments related to cost reductions in the solar business, and a $2 million favorable adjustment of restructuring reserves related to prior restructuring plans.
[4]	Results for fiscal 2015 included a $19 million foreign exchange loss due to an immaterial correction of an error related to functional currency change.
[5]	These items are significant gains, losses, or charges during a period that are the result of isolated events or transactions which have not occurred frequently in the past and are not expected to occur regularly or be repeated in the future.

A-2    2016 Proxy Statement

DIRECTIONS TO APPLIED MATERIALS BOWERS CAMPUS

3050 Bowers Avenue, Building 1, Santa Clara, California 95054

US 101
Lawrence Expwy
Bowers Campus
Augustine
Scott Blvd
Oakmead Village Dr
5
6
11
3
Café
12
2
1
Bowers Ave
Central Expwy
Parking
Kifer Rd
Interstate 280
Building 1
Lobby
Bowers Ave
Central Expwy

DIRECTIONS FROM HIGHWAY 101

- Exit onto Bowers Avenue / Great America Parkway
- Proceed to Bowers Avenue
- Cross Scott Boulevard
- Applied Materials Bowers Campus is on your right
- Turn RIGHT into the 2nd driveway between Buildings 1 and 2
- Proceed between Buildings 1 and 2 to the covered parking lot
- The entrance to Building 1 is located to the left of the parking lot

DIRECTIONS FROM INTERSTATE 280

- Exit onto Lawrence Expressway / Stevens Creek Boulevard
- Proceed to Lawrence Expressway North. Continue for approximately 4 miles
- Turn RIGHT onto Arques Avenue
- Proceed on Arques Avenue, which becomes Scot Boulevard
- Turn RIGHT onto Bowers Aveune
- Applied Materials Bowers Campus is on your right
- Turn RIGHT into the 2nd driveway between Buildings 1 and 2
- Proceed between Buildings 1 and 2 to the covered parking lot
- The entrance to Building 1 is located to the left of the parking lot

MIX
Paper from responsible sources
FSC® C101537

3225 OAKMEAD VILLAGE DRIVE

P.O. BOX 58039, M/S 1241

SANTA CLARA, CA 95054

YOU CAN VOTE OVER THE INTERNET OR BY TELEPHONE

QUICK • EASY • CONVENIENT

AVAILABLE 24 HOURS A DAY • 7 DAYS A WEEK

APPLIED MATERIALS, INC. encourages you to take advantage of convenient ways to vote. If voting by proxy, you may vote over the Internet, by telephone or by mail. Your Internet or telephone vote authorizes the named proxies to vote in the same manner as if you marked, signed, and returned your proxy card. To vote over the Internet, by telephone or by mail, please read the 2016 Proxy Statement and then follow these easy steps:

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on March 9, 2016. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by Applied Materials, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically over the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in the future.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on March 9, 2016. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to APPLIED MATERIALS, INC., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M99075-P72380-Z67082	KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED.

APPLIED MATERIALS, INC.

The Board of Directors recommends you vote FOR all of the nominees listed below and FOR proposals 2 and 3:

1.     Election of Directors

Nominees:	For	Against	Abstain

1a. Willem P. Roelandts	☐	☐	☐

1b. Xun (Eric) Chen	☐	☐	☐

1c. Aart J. de Geus	☐	☐	☐

1d. Gary E. Dickerson	☐	☐	☐

1e. Stephen R. Forrest	☐	☐	☐

1f. Thomas J. Iannotti	☐	☐	☐

1g. Susan M. James	☐	☐	☐

1h. Alexander A. Karsner	☐	☐	☐

1i. Adrianna C. Ma	☐	☐	☐

1j. Dennis D. Powell	☐	☐	☐

1k. Robert H. Swan	☐	☐	☐

Please sign exactly as your name appears herein. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

		For	Against	Abstain

2.	Approval, on an advisory basis, of the compensation of Applied Materials' named executive officers.	☐	☐	☐

3.	Ratification of the appointment of KPMG LLP as Applied Materials' independent registered public accounting firm for fiscal year 2016.	☐	☐	☐

The Board of Directors recommends you vote AGAINST proposal 4:

4.	Stockholder proposal titled “Shareholder Proxy Access.”	☐	☐	☐
NOTE: The proposals to be voted on may also include such other business as may properly come before the meeting or any adjournment or postponement thereof.

		Yes	No

Please indicate if you plan to attend this meeting.		☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important notice regarding the availability of proxy materials for the Annual Meeting of Stockholders to be held on March 10, 2016: The Proxy Statement and Annual Report to Stockholders are available at www.proxyvote.com.

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M99076-P72380-Z67082

APPLIED MATERIALS, INC. PROXY FOR ANNUAL MEETING OF STOCKHOLDERS ON MARCH 10, 2016 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Gary E. Dickerson, Robert J. Halliday and Thomas F. Larkins, or any of them, each with full power of substitution, as proxies of the undersigned, to attend the Annual Meeting of Stockholders of Applied Materials, Inc. to be held on Thursday, March 10, 2016 at 11:00 a.m. Pacific Time at Applied Materials, Inc.'s corporate offices at 3050 Bowers Avenue, Building 1, Santa Clara, California 95054, and at any adjournment or postponement thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present on the items set forth on the reverse side and, in their discretion, upon such other business that may properly come before such meeting and any adjournment or postponement thereof.

THIS PROXY WILL BE VOTED AS SPECIFIED, OR IF NO CHOICE IS SPECIFIED, WILL BE VOTED FOR EACH OF THE ELEVEN NOMINEES FOR ELECTION AS DIRECTORS (PROPOSAL 1), FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS (PROPOSAL 2), FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2016 (PROPOSAL 3), AND AGAINST THE STOCKHOLDER PROPOSAL TITLED "SHAREHOLDER PROXY ACCESS" (PROPOSAL 4).

Dear Stockholder:

On the reverse side of this card are instructions on how to vote over the Internet or by telephone for the election of directors (Proposal 1), for the approval, on an advisory basis, of the compensation of our named executive officers (Proposal 2), for the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2016 (Proposal 3), and against the stockholder proposal titled "Shareholder Proxy Access" (Proposal 4). Please consider voting over the Internet or by telephone. Your vote is recorded as if you mailed in your proxy card. We believe voting this way is convenient.

Thank you for your attention to these matters.

Applied Materials, Inc.

PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE-PAID ENVELOPE.

If you vote over the Internet or by telephone, you do not need to return the proxy card.

THANK YOU FOR VOTING!

(Continued and to be signed on the other side)